UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Hilb, Rogal and Hamilton Company

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March 31, 2004

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 4, 2004, at 10:00 a.m. in the Atrium of The Hilb Rogal & Hobbs Building, 4951 Lake Brook Drive, Glen Allen, Virginia 23060. At the meeting, you will be asked to elect four directors to the class of directors whose term of office expires in 2007. In addition, you will be asked to approve an amendment to our Articles of Incorporation that changes our name to “Hilb Rogal & Hobbs Company,” to approve the Hilb Rogal & Hobbs Company Outside Directors Deferral Plan and to approve the Amended and Restated Hilb Rogal & Hobbs Company Employee Stock Purchase Plan. Finally, you will be asked to approve a proposal to authorize adjournment of the Annual Meeting, if necessary. On the following pages, you will find the formal notice of annual meeting and the proxy statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are urged to complete, sign, date and mail your proxy card or voting instruction promptly in the enclosed postage-paid envelope. Also, registered shareholders may vote by telephone or over the Internet. Instructions for using these convenient services are included on the proxy card. Beneficial owners of shares held in street name should follow the voting instructions provided by their bank or broker.

We hope you will participate in the annual meeting, either in person or by proxy.

Sincerely,

Martin L. Vaughan, III

Chairman and Chief Executive Officer

HILB, ROGAL AND HAMILTON COMPANY

4951 Lake Brook Drive, Suite 500

Glen Allen, Virginia 23060

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 4, 2004

The Annual Meeting of Shareholders of Hilb, Rogal and Hamilton Company (the Company) will be held on Tuesday, May 4, 2004, at 10:00 a.m. in the Atrium of The Hilb Rogal & Hobbs Building, 4951 Lake Brook Drive, Glen Allen, Virginia 23060, for the following purposes:

1.	To elect four directors to the class of directors whose term of office expires in 2007;

2.	To approve an amendment to the Company’s Articles of Incorporation that changes the name of the Company to “Hilb Rogal & Hobbs Company”;

3.	To approve the Hilb Rogal & Hobbs Company Outside Directors Deferral Plan;

4.	To approve the Amended and Restated Hilb Rogal & Hobbs Company Employee Stock Purchase Plan;

5.	To approve an adjournment of the meeting to a later date or dates, if necessary, in order to permit the further solicitation of proxies; and

6.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 15, 2004, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the meeting.

By Order of The Board of Directors

Walter L. Smith

Senior Vice President, General Counsel and

Corporate Secretary

March 31, 2004

PROXY STATEMENT

Proxies in the form enclosed are solicited by the Board of Directors for the Annual Meeting of Shareholders to be held on May 4, 2004, and any duly reconvened meeting after adjournment thereof (the Meeting). Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date or by voting in person at the Meeting. It is expected that this proxy statement and the enclosed proxy card will be mailed on or about March 31, 2004, to all shareholders entitled to vote at the Meeting.

Shareholders and participants in plans holding shares of the Company’s Common Stock are urged to complete, sign and date the enclosed proxy or voting instruction and return it as promptly as possible in the postage-paid envelope enclosed for that purpose. Registered shareholders can also deliver proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that such instructions have been recorded properly. Instructions for voting by telephone or over the Internet are set forth on the enclosed proxy card. If your shares are held in street name with your bank or broker, please vote in the manner provided by the voting instruction enclosed with this Proxy Statement.

The Company will pay all of the costs associated with this proxy solicitation. In addition, certain officers and employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of the shares. It is contemplated that additional solicitation of proxies will be made by Georgeson Shareholder Communications, Inc., at an anticipated cost to the Company of approximately $7,000, plus reimbursement of out-of-pocket expenses.

On the record date of March 15, 2004, the date for determining shareholders entitled to notice of, and to vote at, the Meeting, there were 35,784,751 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon at the Meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Meeting. Shares held in street name (Broker Shares) that are not voted on any matter at the Meeting will not be included in determining the number of shares present or represented at the Meeting.

The management and directors are not aware of any matters to be presented for action at the Meeting other than the matters stated in the notice of the Meeting. If any such matter requiring a vote of the shareholders should properly come before the Meeting, unless otherwise instructed, it is the intention of the persons named in the proxy card to vote such proxy in accordance with their best judgment.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 1, 2004, certain information with respect to (a) the beneficial ownership of the Company’s Common Stock by (i) each director and nominee; (ii) each individual named in the “Summary Compensation Table” below (collectively, the Named Executive Officers); and (iii) all current directors and executive officers as a group and (b) the amount of deferred stock units held by each such person and group.

	Beneficial Ownership		Deferred Stock Units (4)
Name	Number of Common Shares (1)(2)	Exercisable Options (3)
Theodore L. Chandler, Jr.	18,757	60,000	18,246
Norwood H. Davis, Jr.	95,525	72,000	7,522
Daniel J. Donovan	4,000	0	0
Robert W. Fiondella (5)	10,000	50,000	9,320
J. S. M. French	76,600	72,000	14,857
Thomas A. Golub (6)	0	0	0
Robert H. Hilb	153,182	60,000	8,559
Timothy J. Korman	174,252	40,000	0
Robert B. Lockhart	56,228	43,625	3,378
Anthony F. Markel	25,026	60,000	2,978
John P. McGrath	95,172	64,000	0
Thomas H. O’Brien	59,317	40,000	0
Andrew L. Rogal	367,979	174,000	0
Julious P. Smith, Jr.	5,517	30,000	4,822
Robert S. Ukrop	83,921	40,000	14,018
Martin L. Vaughan, III	321,220	60,000	10,488
All current directors and executive officers as a group (25 persons, including those named above)	1,572,508	977,250	147,446

(1)	The number of shares of Common Stock shown in the table includes (i) 103,588 shares held for certain executive officers in the Company’s Retirement Savings Plan as of March 1, 2004, (ii) 171,925 shares of Restricted Stock granted to executive officers under the Company’s 1989 Stock Plan and 2000 Stock Incentive Plan, and (iii) 337,345 shares of Common Stock held by immediate family members and controlled entities and in various fiduciary capacities. Such shares may be deemed to be beneficially owned by the rules of the Securities and Exchange Commission (the Commission), but inclusion of the shares in the table does not constitute admission of beneficial ownership.
(2)	On March 1, 2004, the Company had 35,726,324 shares of Common Stock issued and outstanding. Each of the individuals listed in the table is the beneficial owner of less than one percent of the issued and outstanding shares of Common Stock on that date, except for Andrew L. Rogal and Martin L. Vaughan, III, who beneficially owned 1.51% and 1.07%, respectively, of the issued and outstanding shares as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). As a group, the current directors and executive officers beneficially owned 6.95% of the issued and outstanding shares of Common Stock on that date.
(3)	The amounts reported in this column represent shares which may be acquired through the exercise of stock options within sixty days after March 1, 2004, under the Company’s 1989 Stock Plan, 2000 Stock Incentive Plan and Non-Employee Directors Stock Incentive Plan.
(4)

The amounts reported in this column are deferred stock units held by a third-party trustee for (i) non-employee directors under the Company’s Amended and Restated Outside Directors Deferral Plan (see “Director’s Compensation”) and (ii) employees under the Company’s Executive Voluntary Deferral Plan, a deferred compensation plan, as of March 1, 2004. Each deferred stock unit represents a hypothetical share of the Company’s Common Stock, fluctuates in value with the market price of such stock and is payable only in shares of Common Stock.
(5)	The number of shares listed for Mr. Fiondella does not include 3,628,420 shares of Common Stock owned by The Phoenix Companies, Inc. and Phoenix Life Insurance Company, beneficial ownership of which is disclaimed by him.
(6)	The Company is not aware of the extent of any holdings by Mr. Golub, but believes that he has disposed of all shares of Common Stock previously owned by him.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to each person or group known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company. In preparing the table below, the Company has relied, without further investigation, on information contained in the filings by each reporting person with the Commission under the Exchange Act.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class (1)
The Phoenix Companies, Inc. (2)	3,628,350	10.15%
Phoenix Life Insurance Company
PM Holdings, Inc.
One American Row Hartford, Connecticut 06102

Westport Asset Management, Inc. (3)	3,507,470	9.81%
Westport Advisers LLC
253 Riverside Avenue
Westport, Connecticut 06880

Artisan Partners Limited Partnership (4)	2,467,700	6.90%
Artisan Investment Corporation
Andrew A. Ziegler
Carlene Murphy Ziegler
875 East Wisconsin Avenue, Suite 800
Milwaukee, Wisconsin 53202

(1)	Based on 35,746,324 shares of Common Stock issued and outstanding on March 1, 2004.
(2)	The Phoenix Companies, Inc., Phoenix Life Insurance Company and PM Holdings, Inc. filed a Schedule 13D/A with the Commission on December 3, 2002. In the Schedule 13D/A, such parties reported that The Phoenix Companies, Inc. had sole voting and dispositive power as to 3,622,500 shares of Common Stock, that The Phoenix Companies, Inc. and Phoenix Life Insurance Company had shared voting and dispositive power as to 266,770 shares of Common Stock and that all three parties (and PHL Variable Insurance Company) had shared voting and dispositive power as to 5,850 shares of Common Stock. All such voting power is subject to the terms of an Amended and Restated Voting and Standstill Agreement, effective as of November 13, 2002, between all three parties and the Company. In addition, The Phoenix Companies, Inc. has pledged the 3,622,500 shares of Common Stock as to which it has sole voting and dispositive power for delivery to the holders of purchase contracts that it issued on November 13, 2002. Such shares represent the maximum number of shares that it could be required to deliver under such contracts, which are expected to settle on November 13, 2005. The Company is aware that, subsequent to such filing, Phoenix Life Insurance Company disposed of the 266,770 shares of Common Stock described above.
(3)	Westport Asset Management, Inc. filed a Schedule 13G/A with the Commission on February 17, 2004, reporting that as of December 31, 2003, it had sole and shared dispositive power as to 3,507,470 shares of Common Stock. The Schedule 13G/A states that Westport Asset Management, Inc., an investment advisor, owns 50% of Westport Advisers LLC, which is an investment advisor for a series of public mutual funds.

(4)	Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler and Carlene Murphy Ziegler filed a joint Schedule 13G with the Commission on January 23, 2004, reporting that as of December 31, 2003, each party had shared dispositive power as to 2,467,700 shares of Common Stock. Artisan Partners Limited Partnership is an investment adviser and acquired shares of Common Stock on behalf of its discretionary clients. Artisan Investment Corporation is the General Partner of Artisan Partners Limited Partnership, and Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Investment Corporation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s Common Stock to file initial reports of ownership and reports of changes in ownership of Common Stock with the Commission. Such persons are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that applicable Section 16(a) filing requirements were satisfied for transactions that occurred in 2003.

PROPOSAL ONE

ELECTION OF DIRECTORS

Four directors are to be elected at the Meeting to serve for terms of three years expiring on the date of the Annual Meeting in 2007 and until their successors are elected. Robert B. Lockhart, who was appointed to the Board in September 2003, is being presented to shareholders for election for the first time.

It is intended that votes represented by proxies, unless otherwise specified, will be cast for the election as directors of the nominees listed below, all of whom are now directors of the Company. The election of each nominee for director requires a plurality of the votes cast by shares of Common Stock entitled to vote in the election of directors. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.

If, at the time of the Meeting, any nominee should be unable to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

BIOGRAPHICAL INFORMATION

The following information is furnished with respect to each nominee and each director whose term of office will continue after the Meeting.

Nominees for Terms Expiring in 2007

J.S.M. French, 63, has been the Chairman of Dunn Investment Company, a construction materials and construction investment company in Birmingham, Alabama, since 2003. He had been the President of that company from 1978 until 2003. He is a director of Regions Financial Corporation, Energen Corporation and Protective Life Corporation. Mr. French is a member of the Audit Committee and Finance Committee. He has been a director of the Company since 1984.

Robert B. Lockhart, 53, has been President and Chief Operating Officer of the Company since 2003 and previously had been Vice President and Northeast Regional Director of the Company from 1999 to 2003. He was President of American Phoenix Corporation of Connecticut from 1996 to 1999. He has been a director of the Company since 2003.

Anthony F. Markel, 62, has been President and Chief Operating Officer of Markel Corporation, an insurance company headquartered in Richmond, Virginia and comprised of five operating units underwriting specialty insurance products and programs to a variety of niche markets, since 1992. He is a director of Markel Corporation. Mr. Markel is a member of the Audit Committee and Human Resources & Compensation Committee. He has been a director of the Company since 1998.

Robert S. Ukrop, 57, has been President and Chief Executive Officer of Ukrop’s Super Markets, Inc., a company operating supermarkets, retail food stores and a distribution center in central Virginia, since 1994. He is a first cousin of Timothy J. Korman, Executive Vice President, Finance and Administration, of the Company. Mr. Ukrop is Chairman of the Corporate Affairs Committee and a member of the Corporate Governance Committee and Executive Committee. He has been a director of the Company since 1989.

The Board of Directors recommends that the shareholders vote FOR the four nominees set forth above.

Incumbent Directors Whose Terms Expire at the 2005 Annual Meeting

Theodore L. Chandler, Jr., 51, has been President and Chief Operating Officer of LandAmerica Financial Group, Inc., a national provider of real estate transaction services, since January 1, 2004. Mr. Chandler was Chief Operating Officer of that company from 2002 to 2003 and Senior Executive Vice President of that company from 2000 to 2002. He had been a principal in the law firm of Williams Mullen in Richmond, Virginia from 1982 to 2000. Williams Mullen has represented the Company as legal counsel since the Company’s formation in 1982. Mr. Chandler is a director of LandAmerica Financial Group, Inc. and Mutual Assurance Society of Virginia. Mr. Chandler is Chairman of the Audit Committee and a member of the Corporate Governance Committee and Executive Committee. He has been a director of the Company since 1986.

Norwood H. Davis, Jr., 64, was Chairman Emeritus of the Board of Trigon Healthcare, Inc., a company providing health care coverage and specialty health services in Virginia, from 2001 to July 2002. He had been Chairman of that company from 1981 to 2001, and Chief Executive Officer from 1981 to 1999. Mr. Davis is Chairman of the Corporate Governance Committee and a member of the Human Resources & Compensation Committee and Executive Committee. He has been a director of the Company since 1994.

Timothy J. Korman, 51, has been Executive Vice President, Finance and Administration, of the Company since 1997. He is a first cousin of Robert S. Ukrop, a director. He has been a director of the Company since 1999.

Thomas H. O’Brien, 67, was the Chairman and Chief Executive Officer of The PNC Financial Services Group, Inc., a multi-bank holding company engaged in financial services activities in Pittsburgh, Pennsylvania, from 1985 until his retirement in 2001. He was Chairman of PNC Bank, N.A., a national banking institution in Pittsburgh, Pennsylvania, from 1993 to 2001. He is a director of Verizon Communications Inc., BlackRock, Inc., Viasystems, Inc., USAirways Group, Inc. and The PNC Financial Services Group, Inc. Mr. O’Brien is Chairman of the Human Resources & Compensation Committee and a member of the Finance Committee and Executive Committee. He has been a director of the Company since 1982.

Incumbent Directors Whose Terms Expire at the 2006 Annual Meeting

Robert W. Fiondella, 61, retired as Chairman of the Board of The Phoenix Companies, Inc., a company providing insurance services throughout the Northeast, and Chairman of its affiliate, Phoenix Life Insurance Company, in March 2003. He was also President and Chief Executive Officer of both companies until 2001. Mr. Fiondella had served in those positions for The Phoenix Companies, Inc. since 2000 and for Phoenix Life Insurance Company since 1994. He also served as President of Phoenix Life Insurance Company from 1987 until 2000. Mr. Fiondella is a director of PXRE Group, Ltd. He is Chairman of the Finance Committee and a member of the Human Resources & Compensation Committee and Executive Committee. He has been a director of the Company since 1999.

Robert H. Hilb, 76, has been Chairman Emeritus since 2000. He was Chairman of the Company from 1991 until 1999 and was Chief Executive Officer of the Company from 1991 to 1997. Mr. Hilb is a member of the Corporate Affairs Committee, Executive Committee and Finance Committee. He has been a director of the Company since 1982.

Julious P. Smith, Jr., 60, has been Chairman and Chief Executive Officer and a member of the law firm of Williams Mullen since 1999. Prior to that time, he was President and Chief Executive Officer and a member of that law firm, positions that he held for more than five years. Williams Mullen has represented the Company as legal counsel since the Company’s formation in 1982. Mr. Smith is a director of LandAmerica Financial Group, Inc. He is a member of the Corporate Affairs Committee and Corporate Governance Committee. He has been a director of the Company since 2001.

Martin L. Vaughan, III, 57, has been Chairman and Chief Executive Officer of the Company since May 2003. He had been President of the Company from 2000 to 2003 and Chief Operating Officer of the Company from 1999 to 2003. He was President and Chief Executive Officer of American Phoenix Corporation from 1990 to 1999. Mr. Vaughan is Chairman of the Executive Committee and has been a director of the Company since 1999.

CERTAIN NOMINATION AND VOTING ARRANGEMENTS

On May 3, 1999, the Company acquired from PM Holdings, Inc. (Holdings), a subsidiary of Phoenix Life Insurance Company (Phoenix Life), and Martin L. Vaughan, III all of the issued and outstanding shares of the capital stock of American Phoenix Corporation (APC), resulting in APC becoming a wholly owned subsidiary of the Company. In connection with the acquisition, the Company, Holdings and Holdings’ parent, Phoenix Life, entered into a Voting and Standstill Agreement (the Voting Agreement). The Voting Agreement provided for, among other things, the nomination and recommendation for election of Robert W. Fiondella and a person designated by Holdings to serve on the Board of Directors of the Company. David V. Searfoss was the designee of Holdings. The Voting Agreement was amended and restated effective as of November 13, 2002. As amended and restated, the Voting Agreement eliminated the requirement that the Company nominate and recommend for election Mr. Fiondella and the Holdings designee and further required the Holdings designee to resign from the Board of Directors on or before December 31, 2002. Mr. Searfoss resigned from the Board of Directors on December 31, 2002.

Pursuant to the Voting Agreement, as amended and restated, The Phoenix Companies, Inc. and Phoenix Life and Holdings have agreed to vote the shares of Common Stock owned by them or their affiliates in accordance with the recommendation of the Board of Directors on matters relating to (i) the election of directors nominated by the Board of Directors or a nominating committee thereof, (ii) certain tender or exchange offers, election contests and other attempts to acquire control of the Company or the Board of Directors and (iii) until May 3, 2004, business combination and similar transactions for which shareholder approval is sought. Unless terminated earlier by written agreement of the parties, the Voting Agreement will remain in effect until May 3, 2009.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices followed by the Company are summarized below.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to director qualifications, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management evaluation and succession, and evaluation of the Board’s performance. The Guidelines are available on the Company’s Investor Relations web page at www.hrh.com.

The Board of Directors in its business judgment has determined that nine of its 12 members are independent as defined by New York Stock Exchange listing standards. In reaching this conclusion, the Board considered that the Company and its subsidiary agencies provide services to, and otherwise conduct business with, companies of which certain members of the Board or members of their immediate families are or were directors or officers.

Consistent with the New York Stock Exchange listing standards, the Company’s Corporate Governance Guidelines establish categorical standards under which the Board views the following as impairing a director’s independence:

•	a director who is an employee, or whose immediate family member is an executive officer, of the Company;

•	a director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service;

•	a director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

•	a director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; and

•	a director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

None of the Company’s non-employee directors, their immediate family members, or employers, are engaged in such relationships with the Company.

Codes of Ethics

The Company has adopted codes of ethics that apply to all its directors, officers (including its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and any person performing similar functions) and employees. The codes of ethics contain provisions relating to honest and ethical conduct (including the handling of conflicts of interest between personal and professional relationships), the preparation of full, fair, accurate and timely disclosure in reports and documents filed with the Commission and in other public communications made by the Company, compliance with governmental laws, rules and regulations and other matters. Shareholders may request a free copy from Hilb Rogal & Hobbs Company, Attention: Investor Relations, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060. Any amendment to or waiver from a provision of the code of ethics relating to directors and executive officers will be promptly disclosed on the Company’s website at www.hrh.com.

Board and Committee Meeting Attendance

In 2003, there were nine meetings of the Board of Directors. Each member of the Board of Directors attended at least 75% of the aggregate total number of meetings of the Board and the committees on which he served.

Executive Sessions

Executive sessions where non-employee directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled Board meeting. Norwood H. Davis, Jr., the Chairman of the Corporate Governance Committee, serves as chairman for executive sessions.

Communications with Directors

Any director may be contacted by writing to him c/o Hilb Rogal & Hobbs Company, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060. Communications to the non-management directors as a group may be sent to the same address, c/o the Chairman of the Corporate Governance Committee. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Committees of the Board

The standing committees of the Board of Directors are the Executive Committee, the Audit Committee, the Corporate Affairs Committee, the Corporate Governance Committee, the Finance Committee and the Human Resources & Compensation Committee.

Executive Committee

The Executive Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors in order for the Executive Committee to act between meetings of the Board. The members of the Executive Committee are Messrs. Chandler, Davis, Fiondella, Hilb, O’Brien, Ukrop and Vaughan, who is the Chairman. The Executive Committee did not meet in 2003.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee Charter is set forth in Appendix A to this proxy statement and is available on the Company’s Investor Relations web page at www.hrh.com.

The members of the Audit Committee are Messrs. Chandler, who is the Chairman, French and Markel, all of whom the Board in its business judgment has determined are independent as defined by regulations of the Commission and the New York Stock Exchange listing standards. The Board of Directors also has determined that all of the Committee members are financially literate as defined by the New York Stock Exchange listing standards and that Mr. Chandler qualifies as an audit committee financial expert as defined by regulations of the Commission.

The Audit Committee met five times in 2003. For additional information regarding the Committee, see “Audit Information — Audit Committee Report” on page 33 of this proxy statement.

Corporate Affairs Committee

The Corporate Affairs Committee is responsible for monitoring the Company’s external relations in its communities. The members of the Corporate Affairs Committee are Messrs. Hilb, Smith and Ukrop, who is the Chairman, all of whom the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Corporate Affairs Committee met twice in 2003.

Corporate Governance Committee

The Corporate Governance Committee develops qualifications for director candidates, recommends to the Board of Directors persons to serve as directors of the Company and monitors developments in, and makes recommendations to the Board concerning, corporate governance practices. The Committee acts as the Company’s nominating committee. The Committee operates under a written charter approved by the Board in November 2003. The Charter of the Corporate Governance Committee is available on the Company’s Investor Relations web page at www.hrh.com.

The members of the Corporate Governance Committee are Messrs. Chandler, Davis, who is the Chairman, Smith and Ukrop, all of whom the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Corporate Governance Committee met five times in 2003.

Shareholders entitled to vote for the election of directors may submit candidates for consideration by the Corporate Governance Committee if the Company receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Committee. To be timely for the 2005 annual meeting, the notice must be received within the time frame set forth in “Proposals for 2005 Annual Meeting” on page 34 of this proxy statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Article II, Section 4, of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Hilb Rogal & Hobbs Company, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060.

The Corporate Governance Committee considers, at a minimum, the following factors in recommending to the Board potential new directors, or the continued service of existing directors:

•	The characteristics described in the Corporate Governance Guidelines (i.e., knowledge of business and financial affairs, personal qualities of integrity and judgment, educational background and business or professional experience);

•	Whether the member/potential member assists in achieving a mix of Board members that represent a diversity of background and experience;

•	Whether the member/potential member is subject to a disqualifying factor as described in the Corporate Governance Guidelines (e.g., relationships with competitors or recent previous employment with the Company);

•	Whether an existing member has reached retirement age;

•	The member’s/potential member’s independence;

•	Whether the member/potential member would be considered an “audit committee financial expert” or “financially literate” under Commission regulations and New York Stock Exchange listing standards;

•	The extent of the member’s/potential member’s business experience, technical expertise, or specialized skills or experience;

•	Whether the member/potential member, by virtue of particular experience relevant to the Company’s current or future business, will add specific value as a Board member; and

•	Any factors related to the ability and willingness of a new member to serve, or an existing member to continue his or her service.

Under the process used by the Company for selecting new Board candidates, the Chairman and Chief Executive Officer, the Corporate Governance Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chairman of the Corporate

Governance Committee initiates a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board is presented to the Corporate Governance Committee. A determination is made as to whether Corporate Governance Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chairman and Chief Executive Officer and at least one member of the Corporate Governance Committee interviews prospective candidates. The Corporate Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full Board of Directors.

Finance Committee

The Finance Committee advises the Board of Directors with respect to financing needs, capital structure and other financial matters. The members of the Finance Committee are Messrs. Hilb, Fiondella, who is the Chairman, French and O’Brien, all of whom the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Finance Committee met three times in 2003.

Human Resources & Compensation Committee

The Human Resources & Compensation Committee establishes the compensation of all executive officers of the Company and administers the Company’s stock incentive plans, the Outside Directors Deferral Plan, the Executive Voluntary Deferral Plan and the Supplemental Executive Retirement Plan. The Human Resources & Compensation Committee also reviews and approves management incentive programs and other benefits for executive officers and recommends to the Board of Directors such other forms of remuneration as the Committee deems appropriate. All decisions by the Human Resources & Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors. The Human Resources & Compensation Committee operates under a written charter approved by the Board in February 2004. The Charter of the Human Resources & Compensation Committee is available on the Company’s Investor Relations web page at www.hrh.com.

The members of the Human Resources & Compensation Committee are Messrs. Davis, Fiondella, Markel and O’Brien, who is the Chairman, all of whom the Board in its business judgment has determined are independent as defined by the New York Stock Exchange listing standards. The Human Resources & Committee met five times in 2003. For additional information regarding the Human Resources & Compensation Committee, see “Human Resources & Compensation Committee Report on Executive Compensation” on page 12 of this proxy statement.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the directors attended the 2003 annual meeting.

Directors’ Compensation

Each director who is not an employee of the Company receives an annual retainer of $20,000, a fee of $2,000 for each Board meeting attended and a fee of $1,000 for each committee meeting attended. Additionally, the chair of every committee receives an annual retainer, as follows: Audit Committee, $10,000; Corporate Affairs Committee, $2,000; Corporate Governance Committee, $5,000; Finance Committee, $2,000; and Human Resources & Compensation Committee, $5,000. All retainers are paid quarterly on the first day of each calendar quarter. Under the Non-Employee Directors Stock Incentive Plan, a director may elect to receive his retainers and fees in shares of Common Stock. If a director elects to receive 100% of his total compensation in Common

Stock, he will be entitled to receive additional compensation in shares of Common Stock equal to 30% of his total compensation. Directors who are also employees of the Company receive no compensation for their services as directors.

The Company has an Amended and Restated Outside Directors Deferral Plan (the Amended and Restated Plan) which permits a non-employee director to defer all or a portion of his compensation. Under the Amended and Restated Plan, directors of the Company who are not employees of the Company may elect to defer all or part of their annual retainer fees and meeting fees in deferred stock units that represent a hypothetical share of the Company’s Common Stock. Retainer fees are credited to a director’s account quarterly and meeting fees are credited on the date such retainer fees are earned at the closing price of the Common Stock on the applicable date. A participant’s deferred stock unit account is increased by phantom dividends equal to the dividends paid by the Company on the Common Stock. Those directors who elect to defer 100% of their total compensation into deferred stock units for a given year are entitled to receive additional compensation in the form of deferred stock units equal to 30% of their total compensation. Any amounts deferred under the former Outside Directors Deferral Plan and held in a deferred cash account in the Amended and Restated Plan are credited with interest annually at the rate of return set forth in the Amended and Restated Plan, which is currently 7%, and are paid out in cash. deferred stock units credited to a director’s account under the Amended and Restated Plan are paid out in shares of Common Stock on the basis of one share of Common Stock for each deferred stock unit in the director’s account. Payment of amounts accrued to a director are made either in installments or in a lump sum pursuant to the director’s irrevocable election or otherwise in accordance with the terms of the Amended and Restated Plan. See “Proposal Three — Approval of the Hilb Rogal & Hobbs Company Outside Directors Deferral Plan” for more information on the Amended and Restated Plan.

Prior to 2002, each non-employee director received, under the Non-Employee Directors Stock Incentive Plan, a grant of an option to purchase 10,000 shares of Common Stock on the first business day following each Annual Meeting of Shareholders. Grants since 2002 have been made under the 2000 Stock Incentive Plan. On May 7, 2003, each non-employee director received an option to purchase 10,000 shares of the Common Stock of the Company. The exercise price of all options granted to each non-employee director is the fair market value of the Common Stock on the date of grant. All of the options granted in 2003 became exercisable six months after the date of grant and expire seven years from the date of grant.

HUMAN RESOURCES & COMPENSATION COMMITTEE

REPORT ON EXECUTIVE COMPENSATION

Under rules established by the Commission, the Company is required to provide certain information with respect to the compensation and benefits provided to the Company’s Chief Executive Officer, Martin L. Vaughan, III, and the other Named Executive Officers. The following report of the Human Resources & Compensation Committee of the Board of Directors addresses the Company’s compensation policies in effect during 2003.

Role of Human Resources & Compensation Committee

Decisions on compensation of certain executive officers of the Company are made by the Human Resources & Compensation Committee of the Board of Directors. The Human Resources & Compensation Committee has authority from the Board of Directors to review and determine the salaries of all of the Company’s executive officers with the title of Vice President and above. In addition to determining salaries, the Human Resources & Compensation Committee reviews and approves management incentive programs and other benefits for executive officers. The Human Resources & Compensation Committee also administers the Company’s stock incentive plans. Finally, the Committee recommends to the Board of Directors such other forms of remuneration as the Committee deems appropriate. All decisions by the Human Resources & Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors.

Executive Compensation Policies

The Human Resources & Compensation Committee’s executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company’s annual and long-term performance goals, recognize individual initiative and achievement and assist the Company in attracting and retaining highly qualified executives. They provide for competitive base salaries which reflect individual performance and level of responsibility, annual bonuses payable in cash on the basis of Company financial success, individual merit and achievement in obtaining annual performance goals and long-term stock-based incentive opportunities which strengthen the mutuality of interests between senior management and the Company’s shareholders.

To further this mutuality of interests, the Insider Stock Ownership Plan was adopted in 1998 to align the interests of senior management with the shareholders by requiring senior management to attain certain stock ownership levels and therefore maintain a vested interest in the equity performance of the Company. Over a five year period, measured from the later of adoption of the plan or admittance into the executive group, the executives covered by such plan are expected to reach a prescribed ownership level, which is expressed as a multiple of the executive’s base salary and which ranges from five times base salary to one times base salary depending on the executive’s position. All Named Executive Officers achieved their 2003 prorated goals.

In furtherance of its responsibility to determine executive compensation, the Human Resources & Compensation Committee annually, or more frequently, reviews the Company’s executive compensation program. The Human Resources & Compensation Committee evaluates the salaries and compensation structures of executive officers of peer companies in the industry and other financial services public companies in order to establish general parameters within which it may fix competitive compensation for its executive officers. The peer group used for compensation analysis for 2003 is the same as the peer group reflected in the performance graph included in this proxy statement. The Committee believes that the Company’s compensation of its executive officers is comparable to its peer companies and provides proper incentives to the executive officer group.

Starting from the median peer compensation range for a selected officer, the Human Resources & Compensation Committee then determines the appropriate salary and management incentive opportunity for each executive officer using a number of factors, including the executive officer’s individual duties and responsibilities in the Company, tenure, his or her relative importance to the overall success of the Company’s short- and long-term goals and attainment of individual performance goals, if appropriate. It is the philosophy of the Human Resources & Compensation Committee that incentive compensation should be a very substantial component of total compensation in order to implement the Company’s aggressive pay-for-performance policy.

2003 Base Salaries and Annual Incentives

In November 2003, but effective as of May 6, 2003, the Company entered into an employment agreement with Martin L. Vaughan, III to serve as Chief Executive Officer of the Company. Pursuant to the terms of the employment agreement, Mr. Vaughan’s annual base salary was fixed at $488,000, subject to an annual review by the Committee to consider appropriate increases. This annual base salary was set based on Mr. Vaughan’s individual duties and responsibilities, his tenure and a review of salaries paid to the chief executive officers of the Company’s peer group companies. In addition, Mr. Vaughan is entitled to receive an annual incentive bonus as established and modified from time to time by the Committee. In awarding the annual incentive bonus to Mr. Vaughan for 2003, the Committee considered his individual merit and achievement in attaining annual performance goals, the Company’s financial success and Mr. Vaughan’s leadership in strategically focusing the Company. Mr. Vaughan is also eligible to receive stock option awards and other long-term equity incentives, as determined by the Committee. In 2003, Mr. Vaughan was awarded 10,000 shares of Restricted Stock and Nonqualified Stock Options to acquire 50,000 shares of Common Stock.

The Company’s other executive officers are also eligible for an annual management incentive award in the form of a cash bonus. On February 10, 2003, the Committee approved the 2003 Corporate Incentive Plan for certain key executives of the Company. The purpose of the program is to more closely align the interests of the senior executives with the shareholders and further strengthen the Company’s pay-for-performance policy by providing a pool based on increased operating earnings per share. Under the Plan, those individuals responsible for overseeing and implementing the strategic initiatives of the Company and for the overall earnings per share of the Company are eligible to participate in the executive bonus pool. The available dollar pool is based on improved operating net income per share. On February 9, 2004, using the aforementioned factors, the Committee awarded Mr. Vaughan an incentive bonus of $398,860 out of the pool for his 2003 performance.

Tax Considerations

The Omnibus Budget Reconciliation Act of 1993 established certain criteria for the tax deductibility of compensation in excess of $1.0 million paid to the Company’s executive officers. The Company believes it is not in danger of losing deductions under the law. The Committee will carefully consider any plan or compensation arrangement that would result in the disallowance of compensation deductions. The Committee will use its best judgment in such cases, taking all factors into account, including the materiality of any deductions that may be lost. To date, the Committee has not adopted a policy that dictates its decision in such a situation.

The tables which follow this report, and accompanying narrative and footnotes, reflect the decisions covered by the above discussion.

Dated February 9, 2004

HUMAN RESOURCES & COMPENSATION COMMITTEE

    Thomas H. O’Brien, Chairman

    Norwood H. Davis, Jr.

    Robert W. Fiondella

    Anthony F. Markel

Compensation Committee Interlocks and Insider Participation

No member of the Human Resources & Compensation Committee is a current or former officer of the Company or any of its subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the annual and long-term compensation paid by the Company to each of the Named Executive Officers for the fiscal years ended December 31, 2003, 2002 and 2001.

Name and Principal Position	Annual Compensation				Long-Term Compensation Awards		All Other Compensation ($)(4)
	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)	Securities Underlying Options (#)
Martin L. Vaughan, III	2003	$462,495	$398,860		$368,900	50,000	$16,297
Chairman and Chief	2002	407,266	650,000	—	224,700	24,000	13,726
Executive Officer	2001	385,008	361,300	—	112,530	24,000	62,705

Robert B. Lockhart	2003	317,500	248,640	—	130,375	14,500	10,591
President and Chief	2002	284,514	400,000	—	131,075	14,500	9,354
Operating Officer	2001	266,340	195,000	—	60,016	13,000	8,453

Timothy J. Korman	2003	312,500	205,000	—	149,000	16,000	33,479
Executive Vice President,	2002	298,345	500,000	—	149,800	16,000	30,937
Finance and Administration	2001	286,008	286,000	—	75,020	16,000	56,810

John P. McGrath	2003	364,167	161,600	—	149,000	16,000	13,440
Vice President — Regional	2002	348,889	425,000	—	149,800	16,000	12,353
Director — Mid-West	2001	331,992	236,400	—	75,020	16,000	37,676

Daniel J. Donovan (5)	2003	472,923	277,711	—	—	—	6,000
Vice President, National
Director of Major Accounts

Andrew L. Rogal (6)	2003	513,000	800,000	—	—	—	29,077
Former Chairman and Chief	2002	501,728	800,000	—	374,500	50,000	42,018
Executive Officer	2001	490,008	488,800	—	150,040	32,000	140,558

Thomas A. Golub (7)	2003	600,000	500,000	—	—	—	6,000
Former Executive Vice President	2002	300,000	250,000	—	—	200,000	6,000

(1)	Bonuses reported in the table reflect the amount earned by the Named Executive Officer for each year shown. Payment of such bonuses occurred in the year following the year in which such bonuses were earned.
(2)	The dollar value of perquisites and other personal benefits received by each of the Named Executive Officers did not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus reported for any named individual.
(3)

Except for shares of Restricted Stock awarded to Mr. Vaughan, the 2003 amounts in this column are the dollar values, based on the $37.25 closing price of a share of Common Stock on February 10, 2003, as reported on the New York Stock Exchange, of the following number of shares of Restricted Stock awarded on such date to the Named Executive Officers: Mr. Korman, 4,000 shares; Mr. McGrath, 4,000 shares; and Mr. Lockhart, 3,500 shares. Mr. Vaughan was awarded 6,000 shares of Restricted Stock on February 10, 2003, which shares had a value of $37.25 per share, and an additional 4,000 shares of Restricted Stock on May 6, 2003, when he was named Chief Executive Officer, which shares had a value of $36.35 per share, based on the closing price of a share of Common Stock as reported on the New York Stock Exchange on the respective date. The Restricted Stock vests 25% per year on each of four successive anniversary dates commencing two years after the date of the award, provided the Named Executive Officer is employed full time by the Company on the applicable vesting date, and provided further that, with respect to the 2003 grants, the Company’s operating earnings must have increased by at least ten percent on a year over year basis in at least one of the two calendar years preceding each vesting date. The aggregate number of shares of Restricted Stock held by each of the Named Executive Officers on December 31, 2003, and the dollar value of such shares on such date based on the $32.07 closing price of a share of Common Stock on December 31, 2003, as reported on the New York Stock Exchange, were as follows: Mr. Vaughan, 29,600 shares, $949,272; Mr. Korman, 19,600 shares, $628,572; Mr. McGrath, 19,600 shares, $628,572; and Mr. Lockhart, 12,800 shares, $410,496. Dividends will be paid on the shares of Restricted Stock awarded to the Named Executive Officers. As provided in a retirement agreement between Mr. Rogal and the Company, all awards of Restricted Stock to him vested in full effective as of May 6, 2003.

(4)	The amount shown for each Named Executive Officer for 2003 includes (a) the Company’s profit sharing and 401(k) matching contributions as follows: Mr. Vaughan, $6,000; Mr. Korman, $6,000; Mr. McGrath, $6,000; Mr. Lockhart, $6,000; and Mr. Rogal, $5,367; (b) the Hobbs Group, LLC 401(k) Savings Plan matching contributions as follows: Mr. Donovan, $6,000; and Mr. Golub, $6,000; and (c) the Company’s expense to the Supplemental Executive Retirement Plan as follows: Mr. Vaughan, $10,297 ($7,875 contribution and $2,422 interest accrual); Mr. Korman, $27,479 ($6,250 contribution and $21,229 interest accrual); Mr. McGrath, $7,440 ($4,925 contribution and $2,515 interest accrual); Mr. Lockhart, $4,591 ($3,525 contribution and $1,066 interest accrual); and Mr. Rogal, $29,077 ($0 contribution and $29,077 interest accrual). Amounts for 2002 and 2001 include the Company’s profit sharing and 401(k) matching contributions and the Company’s expense to the Supplemental Executive Retirement Plan and, in addition, the amount of premiums paid in 2001 on split-dollar life insurance, which the Company did not pay in 2003 or 2002.
(5)	Mr. Donovan became an executive officer on November 17, 2003.
(6)	Mr. Rogal’s employment with the Company terminated on May 6, 2003. On March 25, 2003, Mr. Rogal entered into a retirement agreement with the Company, effective as of May 6, 2003, whereby he would be paid salary and bonus at the current level at the time of the agreement until the date scheduled for the expiration of the initial term of employment under his employment agreement, which was May 31, 2006. The amounts shown for 2003 are a combination of regular wages through May 6, 2003, and payments under the retirement agreement thereafter.
(7)	Mr. Golub’s employment with the Company commenced on July 1, 2002 and terminated on August 5, 2003. On August 5, 2003, Mr. Golub entered into a severance agreement with the Company whereby he would be paid his agreed salary and bonus due to him until the date scheduled for the expiration of the term of employment under his employment agreement, which was June 30, 2005. The amounts shown for 2003 are a combination of regular wages through August 5, 2003, and payments under the severance agreement thereafter.

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning grants of stock options to each of the Named Executive Officers during the fiscal year ended December 31, 2003. The Company did not make any grants to Messrs. Donovan, Rogal or Golub during the year.

	Individual Grants
Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (2)	Expiration Date (3)	Grant Date Present Value ($)(4)
Martin L. Vaughan, III	24,000 26,000	3.69 4.00%	$37.25 36.35	02/11/10 05/06/10	$281,760 306,020
Robert B. Lockhart	14,500	2.23	37.25	02/11/10	170,230
Timothy J. Korman	16,000	2.46	37.25	02/11/10	187,840
John P. McGrath	16,000	2.46	37.25	02/11/10	187,840

(1)	The options granted to the Named Executive Officers contain a provision whereby the right to exercise such options vests at a rate of 25% of the aggregate number of shares of Common Stock of the Company covered by such options on each of the first four successive anniversary dates of the date of grant.

(2)	The exercise price for the options listed in the table was the fair market value on the date of grant. The exercise price may be paid in cash, in shares of Common Stock of the Company valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all required withholding and other deductions.
(3)	The options listed in the table expire seven years from the date of grant. An earlier expiration date may apply in the event of the optionee’s termination of employment, retirement, death or disability.
(4)	The Black-Scholes option pricing model was used to determine the “Grant Date Present Value” of the options listed in the table. The model for the February 11, 2003 grants assumed a volatility measure of .262, a risk free interest rate of 3.55% and a dividend yield of 0.97%. The model for the May 6, 2003 grant assumed a volatility measure of .282, a risk free interest rate of 3.31% and a dividend yield of 1.02%. Each model also assumed an exercise date seven years after its grant. Because the magnitude of any non-transferability discount is extremely difficult to determine, none was applied in determining the value of the reported options. The grant date present values set forth in the table are only theoretical values and may not accurately determine present value. The actual value, if any, an optionee will realize will depend on the excess of market value of a share of the Company’s Common Stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES IN LAST

FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides information concerning the exercise of options during 2003 and the value of the outstanding options for the Named Executive Officers on December 31, 2003. Neither Mr. Donovan nor Mr. Golub exercised any options during the year or held any options at year-end.

Name	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year- End (#)	Value of Unexercised In- the-Money Options at Fiscal Year-End ($)(2)
			Exercisable/Unexercisable	Exercisable/Unexercisable
Martin L. Vaughan, III	0	0	36,000 / 86,000	$481,098 / 266,886
Robert B. Lockhart	0	0	29,875 / 35,125	476,605 / 144,563
Timothy J. Korman	86,000	$2,347,356	24,000 / 40,000	320,732 / 177,924
John P. McGrath	0	0	108,000 / 40,000	2,322,356 / 177,924
Andrew L. Rogal	20,000	446,500	294,000 / 0	5,279,272 / 0

(1)	The value realized represents the difference between the exercise price of the option and the fair market value of the Company’s Common Stock on the date of exercise.
(2)	The value of in-the-money options at fiscal year-end was calculated by determining the difference between the closing price of $32.07 per share of the Company’s Common Stock on the New York Stock Exchange on December 31, 2003, the last trading day of the fiscal year, and the exercise price of the options.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2003, with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Shareholders
1989 Stock Plan (2)	897,176	$9.94	0
Non-Employee Directors Stock Incentive Plan	290,000	14.26	14,148
2000 Stock Incentive Plan (3)	2,014,125	34.91	2,511,542
Equity Compensation Plans Not Approved by Shareholders (4)	—	—	—

Total	3,201,301	$26.04	2,525,690

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.
(2)	Amounts do not reflect prior awards of 73,900 shares of restricted Common Stock under the 1989 Stock Plan. No shares are available for any future awards or grants under the 1989 Stock Plan.
(3)	The 2000 Stock Incentive Plan replaced the 1989 Stock Plan and permits grants of stock options and awards of Common Stock and/or restricted stock. Amounts do not reflect prior awards of 220,271 shares of restricted Common Stock under the 2000 Stock Incentive Plan. Amounts, however, include shares tendered or withheld in payment of all or part of the exercise price of a stock option granted under the 1989 Stock Plan or 2000 Stock Incentive Plan or in satisfaction of withholding tax obligations, any shares forfeited or canceled in accordance with the terms of a grant or award under the 1989 Stock Plan or 2000 Stock Incentive Plan and any shares that are not issued under the 2000 Stock Incentive Plan because of a payment of cash in lieu of shares. All of such shares are available for issuance under new grants and awards under the 2000 Stock Incentive Plan.
(4)	The Company has two equity compensation plans — the Hilb, Rogal and Hamilton Company Outside Directors Deferral Plan and the Hilb, Rogal and Hamilton Company Employee Stock Purchase Plan — that have not been approved by shareholders. Neither plan, however, authorizes for issuance a specific number of shares of Common Stock. In response to recent changes to the New York Stock Exchange listing standards, the Company is amending and restating each plan and submitting each plan to its shareholders for approval. No options, warrants or rights are granted under either plan. Under the Outside Directors Deferral Plan, directors of the Company who are not employees of the Company may elect to defer all or part of their annual retainer fees and meeting fees in deferred stock units that represent a hypothetical share of the Company’s Common Stock. The deferred stock units are paid out in shares of Common Stock. The Employee Stock Purchase Plan permits eligible employees to purchase shares of Common Stock without incurring brokerage commissions and related expenses. Each plan, however, includes a feature under which the Company may credit additional deferred stock units or additional shares of Common Stock to participants. For additional information, see “Proposal Three — Approval of the Hilb Rogal & Hobbs Company Outside Directors Deferral Plan” and see “Proposal Four — Approval of the Amended and Restated Hilb Rogal & Hobbs Company Employee Stock Purchase Plan.”

HRH RETIREMENT SAVINGS PLAN

The Company administers the HRH Retirement Savings Plan (the Retirement Savings Plan) in which the Named Executive Officers are permitted to participate on the same terms as other employees who meet the applicable eligibility criteria. The Retirement Savings Plan’s main component is a salary reduction provision under Section 401(k) of the Internal Revenue Code. As of January 1, 2002, the Retirement Savings Plan was amended to allow participants age 50 or over to make additional catch-up contributions to the Retirement Savings Plan over and above the normal annual dollar limit for salary reduction contributions. The maximum catch-up contribution for each eligible participant for 2004 is $3,000. The Retirement Savings Plan also provides for a matching contribution equal to 100% of the first 3% of a participant’s salary reduction. The profit sharing component of the Retirement Savings Plan is discretionary and is not expected to be used except in exceptional circumstances. The Company matching contribution for 2003 for Named Executive Officers was $53,367, and for all executive officers as a group was $116,492, under the salary reduction provision of the Retirement Savings Plan. Of these amounts, $12,000 was paid on behalf of Messrs. Golub and Donovan into the Hobbs Group, LLC 401(k) Savings Plan, which plan merged into the Retirement Savings Plan as of January 1, 2004.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Named Executive Officers participate in the Company’s Supplemental Executive Retirement Plan (the SERP), which as of January 1, 1998, was amended and restated to convert the plan from a defined benefit arrangement to a cash balance arrangement and to provide a contribution to a participant equal to the Company’s profit sharing and matching contribution applied to the participant’s base salary in excess of the Internal Revenue Service (the IRS) maximum allowable salary for qualified plans, which was $200,000 for 2003. The SERP was further amended to allow all current and future employees earning in excess of the IRS maximum allowable salary for qualified plans to become participants in the plan, to grandfather the current participants and provide these individuals with a contribution each year equal to the greater of a fixed 2% contribution of their base salary or the calculation for regular participants, to convert the vested benefit accrued for current participants to a cash balance as of December 31, 1997, and to add a provision wherein terminated or retired participants who are employed by a competing entity of the Company will forfeit their remaining account balance.

Contributions to the SERP for 2003 for each of the Named Executive Officers were as follows: Mr. Vaughan, $7,875; Mr. Korman, $6,250; Mr. McGrath, $4,925; and Mr. Lockhart, $3,525. For all executive officers as a group, the 2003 contribution to the SERP was $43,932. Additionally, interest accruals on their balances for 2003 were as follows: Mr. Vaughan, $2,422; Mr. Korman, $21,229; Mr. McGrath, $2,515; Mr. Lockhart, $1,066; and Mr. Rogal, $29,077. For all executive officers as a group, interest accruals on their balances for 2003 equaled $148,423.

EMPLOYMENT AGREEMENTS

Mr. Vaughan entered into an employment agreement with the Company, effective May 6, 2003, to serve as Chairman and Chief Executive Officer of the Company. Mr. Vaughan’s term of employment under the agreement terminates initially on May 31, 2005. Commencing on May 31, 2004 and on each annual anniversary of that date, the term of employment will be automatically extended to set the term for a two year period, unless notice that the term of employment will not be extended is given by either party to the other at least 60 days prior to May 31, 2004 or an anniversary date. The agreement provides for an annual review of his salary by the Human Resources & Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $488,000 be reduced. Effective March 1, 2004, Mr. Vaughan’s annual salary was increased to $507,000. Mr. Vaughan is also eligible for an annual incentive bonus and stock options as may be determined by the Human Resources & Compensation Committee. The agreement may be terminated by the Company with or without “proper cause” or by Mr. Vaughan for “good reason,” in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. Vaughan would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment or for one year, whichever is greater, all stock options and awards of restricted stock would immediately vest in full and all benefits in the Company’s Supplemental Executive

Retirement Plan would immediately vest in full. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. Vaughan for the last four fiscal years prior to the date of termination or 50% of his annual base salary.

Mr. Lockhart entered into an employment agreement with the Company, effective December 1, 2003, to serve as President and Chief Operating Officer of the Company. Mr. Lockhart’s term of employment under the agreement terminates initially on February 28, 2006. Commencing on March 1, 2005 and on each annual anniversary of that date, the term of employment will be automatically extended to set the term for a two year period, unless notice that the term of employment will not be extended is given by either party to the other at least 60 days prior to March 1, 2005 or an anniversary date. The agreement provides for an annual review of his salary by the Human Resources & Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $365,000 be reduced. Effective March 1, 2004, Mr. Lockhart’s annual salary was increased to $370,000. Mr. Lockhart is also eligible for an annual incentive bonus and stock options as may be determined by the Human Resources & Compensation Committee. The agreement may be terminated by the Company with or without “proper cause” or by Mr. Lockhart for “good reason,” in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. Lockhart would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. Lockhart for the last four fiscal years prior to the date of termination or 50% of his annual base salary.

Mr. Korman entered into an employment agreement with the Company, effective December 1, 2001, to serve as Executive Vice President, Finance and Administration of the Company. Mr. Korman’s agreement has an initial term of two years terminating on November 30, 2003. Commencing on December 1, 2002 and on each annual anniversary of that date, the term of employment will be automatically extended to set the term for a two year period, unless notice that the term of employment will not be extended is given by either party to the other at least 60 days prior to December 1, 2002 or an anniversary date. The agreement provides for an annual review of his salary by the Human Resources & Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $286,000 be reduced. Effective March 1, 2004, Mr. Korman’s annual salary was increased to $327,000. Mr. Korman is also eligible for an annual incentive bonus and stock options as may be determined by the Human Resources & Compensation Committee. The agreement may be terminated by the Company with or without “proper cause” or by Mr. Korman for “good reason,” in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. Korman would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. Korman for the last two fiscal years prior to the date of termination or 50% of his annual base salary.

Mr. McGrath entered into an employment agreement with the Company, effective December 1, 2001, to serve as Senior Vice President — Business and Product Development of the Company. Mr. McGrath’s agreement had an initial term of two years terminating on November 30, 2003. Commencing on December 1, 2002 and on each annual anniversary of that date, the term of employment will be automatically extended to set the term for a two year period, unless notice that the term of employment will not be extended is given by either party to the other at least 60 days prior to December 1, 2002 or an anniversary date. The agreement is currently scheduled to terminate on November 30, 2004. The agreement provides for an annual review of his salary by the Human Resources & Compensation Committee of the Board of Directors of the Company to consider appropriate increases, but in no event shall his base annual salary of $332,000 be reduced. Mr. McGrath’s current annual salary is $367,000. Mr. McGrath is also eligible for an annual incentive bonus and stock options as may be determined by the Human Resources & Compensation Committee. The agreement may be terminated by the Company with or without “proper cause” or by Mr. McGrath for “good reason,” in each case as defined in the agreement; however, should the agreement be terminated without proper cause or for good reason, Mr. McGrath would be entitled to receive salary, annual incentive bonus and benefits until the expiration of the term of employment. The annual incentive bonus would be equal to the greater of the highest annual incentive bonus payment previously received by Mr. McGrath for the last two fiscal years prior to the date of termination or 50% of his annual base salary.

Mr. Donovan entered into an employment agreement with Hobbs Group, LLC in 1997. The agreement is in the form standard to employees of Hobbs Group, LLC at that time and provides for such compensation and benefits as may be mutually agreed by its parties. Under the agreement, either Hobbs Group, LLC or Mr. Donovan may terminate his employment at any time.

All of the foregoing employment agreements contain restrictive covenants relating to the protection of confidential information and clients of the Company.

Mr. Rogal, the Company’s former Chairman and Chief Executive Officer, had entered into an employment agreement with the Company, effective December 1, 2001, to serve as Chairman and Chief Executive Officer of the Company until May 31, 2006. The employment agreement with Mr. Rogal was amended by a retirement agreement between Mr. Rogal and the Company, effective March 25, 2003, that provided for the retirement of Mr. Rogal from those positions on May 6, 2003. Pursuant to the terms of the retirement agreement, Mr. Rogal shall be entitled to receive his current annual salary of $513,000 and an annual incentive bonus of $800,000 until May 31, 2006; all outstanding stock options became immediately exercisable and awards of restricted stock vested in full as of his retirement date; all accrued benefits in the Company’s Supplemental Executive Retirement Plan were fully vested as of his retirement date; and the Company was required to transfer its interest in certain split dollar agreements (including the Company’s interest in the underlying insurance policies) to Mr. Rogal. All other benefits earned by or due to Mr. Rogal through the date of his retirement under the Company’s benefit plans were paid in accordance with the terms of the respective plans.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the threat or occurrence of a takeover, the Company has entered into change of control employment agreements with certain of its executive officers, including four of the Named Executive Officers named in the Summary Compensation Table — Messrs. Vaughan, Lockhart, Korman and McGrath.

In the event there is a change of control of the Company, the executive will be employed for a period of three years after the change of control. If the employment of the executive terminates at any time during the three year period following a change of control for any reason other than death, cause or the executive’s election, the executive will receive an agreed upon amount of severance pay equal to two to three times such executive’s highest applicable annual salary and bonus. Additionally, the executive would be eligible to receive benefits substantially equivalent to those which would have been received under the Company’s qualified and non-qualified plans. The change of control employment agreements provide that any excise taxes shall be paid by the Company, as well as any legal expenses of the executive. If an executive elects to terminate his employment in the first year after the change of control, but without any deemed breach by the Company or its successor, the executive shall be entitled to severance pay equal to one-half to one times the executive’s highest applicable annual salary and bonus.

Mr. Vaughan, Mr. Lockhart and Mr. Korman each have a change of control employment agreement which provides for a multiplier of three for determining the amount of severance pay (except for death or cause) and a multiplier of one for determining the amount of severance pay in the event of a voluntary termination in the first year after the change of control. The same provisions in the change of control agreements for Mr. McGrath use multipliers of two and one-half for determining the amount of severance pay.

PERFORMANCE GRAPH

The following Performance Graph compares the Company’s cumulative total shareholder return on its Common Stock, assuming reinvestment of dividends, with the cumulative total return on the published Standard & Poor’s 500 Index and the cumulative total return on the Company-constructed composite industry index, consisting of the Company, Aon Corporation, Arthur J. Gallagher & Co., Brown & Brown, Inc., Hub International Limited (added in 2003), Marsh & McLennan Cos., Inc., U.S.I. Holdings Corporation (added in 2003) and Willis Group Holdings Limited, over the five year period ended December 31, 2003. The Company selected the businesses in the composite industry index in its good faith belief that these other public companies are most similar to the Company’s insurance agency business.

The Company added Hub International Limited and U.S.I. Holdings Corporation to the composite industry index for the first time this year because both of them have now completed their first full year as publicly-traded companies. The cumulative five year total return for the new composite industry index was $161.98 at December 31, 2003, as presented below, which compared to $161.71 for the prior composite industry index, which did not include the two added companies. The addition of the two companies would not have changed the returns for the prior composite industry index for any of the other dates presented.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Julious P. Smith, Jr., a director of the Company, is the Chairman and Chief Executive Officer of the law firm of Williams Mullen, which serves as outside counsel to the Company.

Alvin Rogal, who is the father of Andrew L. Rogal, former Chairman and Chief Executive Officer of the Company, is an employee of Hilb, Rogal and Hamilton Company of Pittsburgh, LLC, a subsidiary of the Company. During 2003, Mr. Rogal received total compensation of $253,992 from that subsidiary.

Robert J. Hilb, who is the son of Robert H. Hilb, a director and Chairman Emeritus of the Company, is a party to a severance agreement with the Company, in connection with the termination of his employment in June 2001. Under the terms of the severance agreement, Robert J. Hilb received $60,000 in severance pay in 2003.

In 2001, the Company entered into a three year aircraft lease agreement with Tiger Air, L.L.C., a Virginia limited liability company, for the lease of a jet aircraft for use by the Company. Norwood H. Davis, Jr., a director of the Company, is a managing director of Tiger Air, L.L.C. During 2003, the monthly lease payment was $27,500 irrespective of use by the Company. The lease was amended and restated as of January 1, 2004 for a one year term, without an automatic renewal clause. The lease provides for monthly payments by the Company of $2,250 per flight hour for use of the aircraft plus any applicable fuel surcharge; however, the minimum annual payment would be based on 125 hours of use in calendar year 2004, regardless of actual use.

Robert H. Hilb, a director and Chairman Emeritus of the Company, entered into a consulting agreement with the Company, dated June 1, 1997, to provide consulting services to the Company at the request of the Board of Directors or the Chief Executive Officer of the Company. The consulting agreement, as amended and restated in 2003, provides for the payment to Mr. Hilb of $8,307.69 per month until the expiration of the agreement on August 31, 2006.

PROPOSAL TWO

APPROVAL OF AN AMENDMENT

TO THE ARTICLES OF INCORPORATION

The Amendment

The Board of Directors has approved unanimously, and recommends that the Company’s shareholders approve, an amendment to the Company’s Amended and Restated Articles of Incorporation (the Amended and Restated Articles) to change the name of the Company to “Hilb Rogal & Hobbs Company.” The amendment amends Article I of the Amended and Restated Articles in its entirety to read as follows:

ARTICLE I

The name of the Corporation is Hilb Rogal & Hobbs Company.

Upon shareholder approval, the Company will file Articles of Amendment with the Virginia State Corporation Commission to reflect this amendment.

Purposes and Effects of the Amendment

The Company serves as an intermediary between its clients and insurance companies that underwrite client risks. Since its formation in 1982, the Company has grown principally through acquisitions of independent agencies and intermediaries. Through its network of over 120 offices in 26 states, the Company assists clients in managing their risks in areas such as property and casualty, executive and employee benefits and other areas of specialized exposure. The Company’s client base now ranges from personal to large national accounts and is primarily comprised of middle-market and top-tier commercial and industrial accounts.

The Company believes that the proposed name change to “Hilb Rogal & Hobbs Company” reflects the growth of the talents and strengths of its operations. In July 2002, the Company completed its largest acquisition, the purchase of Hobbs Group, L.L.C. (Hobbs). Hobbs is one of the nation’s premier insurance brokers serving top-tier clients. The acquisition of Hobbs expanded the Company’s capabilities in the top-tier market, which is central to its strategic plan, and added risk management expertise and specialty lines of business that benefit its existing clients.

The Company believes that it has evolved into a unified organization capable of delivering a broad range of customized and innovative solutions to clients of any size by bringing together like-minded agencies and entrepreneurs through a program of carefully selected acquisitions and the attraction of professional talent. The new name is intended to reflect the operational position and organizational focus of the Company and to be consistent with the strengths of the Company and its agencies. The name change is designed to recognize, in particular, the strategic contribution of Hobbs to the Company and the equity of the “Hobbs” brand identity in the risk management community.

The proposed amendment of the Company’s name will not affect the rights of shareholders. Shareholders will not need to exchange any of their stock certificates in connection with the name change. Certificates representing shares of Common Stock of “Hilb, Rogal and Hamilton Company” will represent the same number of shares of Common Stock of “Hilb Rogal & Hobbs Company” after the name change is effective.

The name change also will not affect the Common Stock’s trading symbol (“HRH”) on the New York Stock Exchange.

The Company announced the proposed name change in September 2003 and began doing business under the new name at that time.

Vote Required

The Amended and Restated Articles must be approved by a majority of all votes entitled to be cast by holders of record of the Company’s Common Stock. Abstentions and Broker Shares that are not voted on this proposal have the same effect as a vote against the proposal.

The Board of Directors recommends that the shareholders vote FOR Proposal Two.

PROPOSAL THREE

APPROVAL OF THE

HILB ROGAL & HOBBS COMPANY

OUTSIDE DIRECTORS DEFERRAL PLAN

General

The Board of Directors has adopted unanimously and recommends that the shareholders approve the Hilb Rogal & Hobbs Company Outside Directors Deferral Plan, as amended and restated effective as of May 4, 2004 (the Directors Deferral Plan). The Directors Deferral Plan, as amended and restated, will be effective as of May 4, 2004 following shareholder approval. The Company adopted the amendments, and is submitting the Directors Deferral Plan to the shareholders for approval, in order to comply with recent changes to the New York Stock Exchange listing standards. The plan also reflects a change in the corporate name of the Company. See “Proposal Two — Approval of an Amendment to the Articles of Incorporation.”

The Directors Deferral Plan was adopted initially as of April 1, 1998, to allow non-employee directors to defer receipt of cash compensation as a means of saving for retirement and other future purposes. In addition, the plan assists the Company in recruiting and retaining individuals of ability and experience who are not employed by the Company to serve on the Board and its committees. Moreover, the Board believes that the Directors Deferral Plan aligns participants’ interests with those of the Company’s shareholders by providing a vehicle for non-employee directors to participate in the future success of the Company.

The complete text of the Directors Deferral Plan is attached to this proxy statement as Appendix B. The following general description of the principal features of the Directors Deferral Plan is qualified in its entirety by reference to Appendix B.

Administration

The Directors Deferral Plan is administered by the Human Resources & Compensation Committee of the Board of Directors (the Committee) unless the Committee appoints one or more persons to serve as the plan administrator. The administrator has the authority in its sole discretion and judgment to make all determinations concerning eligibility for benefits under the plan, the time or terms of payment, and the form or manner of payment to the participant or the participant’s beneficiary, in the event of the death or disability of the participant. The administrator is empowered to settle claims against the plan and to make such equitable adjustments in a participant’s or beneficiary’s rights or entitlements under the plan as it deems appropriate in the event an error or omission is discovered or claimed in the operation or administration of the plan. Finally, the administrator has the authority in its sole judgment and discretion to construe the plan, correct defects, supply omissions or reconcile inconsistencies to the extent necessary to effectuate the plan, and such action is conclusive and binding on all participants. All costs and expenses incurred by the administrator in administering the plan, if any, are paid by the Company.

Eligibility

Any director who is not an employee of the Company and who has not reached the age of 75 in the year in which the payment of his or her compensation is deferred is eligible to participate in the Directors Deferral Plan and to defer payment of his or her cash compensation as provided in the plan.

Accounts and Investments

A separate account is established for each participant and credited with the amounts credited (or charged, as the case may be) in accordance with the plan. Within each participant’s account, the Company maintains separate subaccounts, including a deferred stock unit account and a deferred cash account. A participant may designate a fixed dollar amount to be deducted from his or her cash compensation (i.e., quarterly retainer and fees for attending Board and committee meetings) (Deferral Contribution). The maximum deferral during any plan year is one hundred percent (100%) of the amount of cash compensation. The Directors Deferral Plan currently provides that Deferral Contributions are invested in deferred stock units. Amounts credited to the participant’s deferred cash account earn interest at a fixed rate of return (9% for the 1995 through 2003 plan years and 7% for plan years after 2003), subject to modification by the Committee. A participant’s deferred stock unit account and deferred cash account are fully vested at all times under the plan.

Except as provided in the plan, a participant’s deferred stock unit account is treated as if it were invested in deferred stock units that are equivalent in value to the fair market value of the shares of the Company’s Common Stock in accordance with certain terms set forth in the plan. The number of deferred stock units credited to a participant’s deferred stock unit account is increased on the first day of the month following any month in which a dividend is paid on the Company’s Common Stock, based on the number of deferred stock units in the participant’s account as of the dividend record date. The number of additional deferred stock units credited to a participant’s deferred stock unit account as a result of such deemed dividend is determined by (i) multiplying the total number of deferred stock units (with fractional deferred stock units rounded off to the nearest hundredth) credited to the participant’s deferred stock unit account as of the dividend record date by the amount of the dividend paid per share of the Company’s Common Stock on the dividend payment date, and (ii) dividing the product so determined on the first day of the month following payment of the dividend by the closing price of a share of the Company’s Common Stock on the New York Stock Exchange (the Closing Price) on the last day of the month in which the dividend was paid. The dollar value of the deferred stock units credited to a participant’s deferred stock unit account on any date is determined by multiplying the number of deferred stock units (including fractional deferred stock units) credited to the participant’s deferred stock unit account by the Closing Price on that date.

Under the Directors Deferral Plan, the number of deferred stock units credited to a participant’s deferred stock unit account will be adjusted in such manner as the Board of Directors, in its sole discretion, deems equitable if the following transactions or events occur: (i) the Board declares a dividend (other than regular quarterly dividends) or other distribution (whether in the form of cash, shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, repurchase, or exchange of shares or other securities, the issuance or exercisability of stock purchase rights, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event; and (ii) the Board determines that such transaction or event affects the shares of the Company’s Common Stock, such that an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan.

Each account established under the plan is maintained for bookkeeping purposes only. Neither the plan nor any of the accounts established under the plan hold any actual funds or assets. Deferred stock units are used solely to determine the amounts to be paid under the plan, do not represent an equity security of the Company and do not carry any voting or dividend rights. The plan does not provide for reallocation of funds between the deferred stock unit account and the deferred cash account.

Determination of Deferral Benefit

Under the Directors Deferral Plan, a participant’s deferral benefit is the balance in his or her deferred cash account and his or her deferred stock unit account at the time in question. A participant may irrevocably elect, as a Deferral Contribution with respect to a plan year, to defer part or all of the participant’s cash compensation for a given plan year, which is specified in his or her deferral election for such plan year in accordance with the conditions set forth in the plan. Such deferral election must be filed no later than December 31 preceding such plan year or at such earlier time as may be set by the Committee in its sole discretion.

The maximum Deferral Contribution with respect to any participant for a plan year is one hundred percent (100%) of his or her cash compensation for such plan year. A separate deferral election must be filed for each plan year. To the extent that a participant elects to defer his or her quarterly retainer, as of the first day of each calendar quarter the participant’s deferred stock unit account is credited with that number of deferred stock units determined by dividing the dollar amount of such deferred retainer by the Closing Price on the last day of the previous calendar quarter. To the extent a participant elects to defer his or her Board and committee meeting fees, as of the first day of the month following the month in which such fees are accrued the participant’s deferred stock unit account is credited with that number of deferred stock units by dividing such deferred fees by the Closing Price as of the last day of the month preceding the month in which the deferred stock units are credited to his or her account. A participant who elects to defer one hundred percent (100%) of his or her cash compensation receives additional deferred stock units equal to thirty percent (30%) of the participant’s Deferral Contribution for such plan year.

A deferral election must specify the benefit commencement date, the manner of payment and the period of payment. A participant may elect to receive a lump sum payment or annual installment payments over a term of years of up to fifteen years. The benefit commencement date specified in the participant’s deferral election may be accelerated upon the participant’s death, disability, retirement or upon a change of control as provided in the plan.

Payment of Benefits

A participant’s deferral benefit is payable to the participant as of the benefit commencement date specified in the participant’s deferral election. A participant’s deferred stock unit account is paid in shares of the Company’s Common Stock with fractional shares paid in cash, and the deferred cash account is paid in cash. The deferral benefit is paid in a lump sum or in annual installment payments over a specified term of years as irrevocably elected by the participant.

Early withdrawals from a participant’s account are not permitted except in the event of an unforeseeable emergency. A distribution of a portion of the participant’s deferral benefit because of an unforeseeable emergency is permitted only to the extent required by the participant to satisfy the emergency need. Whether an unforeseeable emergency has occurred is determined solely by the administrator. Distributions in the event of an unforeseeable emergency may be made by and with the approval of the administrator upon written request by a participant.

In the event that a participant dies prior to his or her benefit commencement date and has not reached the age of 65 at the time of death, the beneficiary of such participant is entitled to receive as a death benefit an amount equal to the deferral benefit that the participant would have received had the participant’s deferred stock unit account been converted to a deferred cash account as of January 1 of the year following the death and the participant lived to the benefit commencement date and received the full deferral benefit. If the participant is age 65 or older at the time of the participant’s death, the participant’s beneficiary will be entitled to receive a death benefit in an amount equal to the deferral benefit as of January 1 of the year following the participant’s date of death. This death benefit is paid pursuant to the participant’s election form except that the payment must be made, or begin, on the January 1 following the participant’s death. In the event that a participant dies after his benefit commencement date, then the beneficiary of such participant is entitled to receive as a death benefit a continuation of the payment of the deferral benefit in the same manner and in the same amount that the participant would have received had the participant lived to receive the deferral benefit.

Share Expenses

The cost of providing shares of the Company’s Common Stock (including any fees, commissions or other charges) to fund any deferral benefit or death benefit under the plan is borne by the Company and does not affect the value of the deferred stock unit account of any participant. Such shares may be purchased on the open market or otherwise, or issued by the Company from its authorized but unissued shares of Common Stock.

Change of Control

The Directors Deferral Plan provides that if a participant ceases to serve as a director of the Company or an entity in control of the Company within three (3) years following a change of control (as defined in the plan), other than on account of the participant’s death, the value of such participant’s deferred stock unit account as of the date that he or she ceases to serve as a director shall be paid in a lump-sum payment in shares of the Company’s Common Stock (or an acquiring corporation’s stock as described below) with fractional shares paid in cash, and the value of the participant’s deferred cash account as of the same date shall be paid to the participant in a lump-sum cash payment no later than 30 days after the date that the participant ceases to serve as a director.

Upon a change of control, each participant’s deferred stock unit account shall be adjusted to the greater of (i) the Closing Price on or nearest the date on which the change of control occurred, or (ii) the highest per share price of shares of the Company’s Common Stock actually paid in connection with the change of control. If the consideration received in the change of control transaction includes shares of stock of another corporation, the adjustment of each participant’s deferred stock unit account will include converting the deferred stock units into units representing shares of the other corporation using the same exchange ratio as the exchange ratio used in the change of control transaction. Such units will be equivalent in value to the fair market value of such shares of the other corporation and will thereafter be considered to be deferred stock units within the meaning of the plan.

Restrictions on Transfer

Neither the participant nor his or her beneficiary has any right to sell, assign, transfer or otherwise convey the right to receive any payments under the Directors Deferral Plan or any interest in the plan, which payments and interest are expressly non-assignable and non-transferable. The interests of each participant under the plan are not subject to claims of the participant’s creditors.

Unfunded Plan

The obligations incurred by the Company to pay deferral benefits to participants under the Directors Deferral Plan are unsecured general obligations of the Company. The plan is unfunded, and the Company is not required to set aside assets to be used for payment of the deferral benefits or death benefits.

Trust

The Company has established a grantor trust to hold shares of the Company’s Common Stock to be used to fund payments to participants in the Directors Deferral Plan. The Company provides the trustee with funds to purchase such shares on the open market to match the number of deferred stock units credited to participants’ accounts under the plan. No participant has any right, title or interest in or to any trust assets. The costs of operating the trust are paid by the Company.

Federal Income Tax Consequences

Deferral Contributions under the Directors Deferral Plan are not taxable for federal income tax purposes in the year they would have otherwise been paid to participants. In addition, earnings accrued and amounts credited in accordance with the plan are not taxable for federal income tax purposes in the year they are credited to the participant’s deferred cash account or deferred stock unit account. These amounts are recognized as ordinary income in the year in which they are distributed to the participant. In the case of a distribution of shares of the Company’s Common Stock, the amount recognized as income is the fair market value of the shares on the date of distribution. The participant’s basis in any shares distributed under the plan is equal to the income recognized by the participant with respect to such shares. The Company is allowed a deduction for federal income tax purposes at the time and in an amount equal to the ordinary income recognized by the participant.

The Directors Deferral Plan is not qualified under Section 401(a) of the Internal Revenue Code.

State tax consequences may in some cases differ from those described above.

Other Information

Upon approval by the Company’s shareholders, the Directors Deferral Plan will be effective as of May 4, 2004. No deferral contributions may be made under the plan for any plan year ending after December 31, 2013. However, except as otherwise provided in the plan, the expiration or termination of the plan with respect to deferral contributions shall not shorten the deferral period of any participant. The Directors Deferral Plan may be terminated or amended at any time by the Board of Directors, or its authorized delegate, effective as of the date specified, provided that no such termination or amendment shall decrease a participant’s deferral benefit accrued prior to the date of the termination or amendment.

Vote Required and Board Recommendation

The Directors Deferral Plan, as amended and restated, must be approved by the affirmative vote of a majority of the votes cast by holders of record of the Company’s Common Stock. Under applicable New York Stock Exchange listing standards, the total vote cast on the proposal must also represent over 50% of all shares of the Company’s Common Stock outstanding on the record date. Shareholders may direct that their votes be cast for or against this proposal, or shareholders may abstain from this proposal. The New York Stock Exchange listing standards consider abstentions to be votes cast for purposes of this proposal. Broker Shares that are not voted on this proposal are not considered votes cast and will not affect the outcome of the vote.

The Board of Directors recommends that the shareholders vote FOR Proposal Three.

PROPOSAL FOUR

APPROVAL OF THE

AMENDED AND RESTATED

HILB ROGAL & HOBBS COMPANY

EMPLOYEE STOCK PURCHASE PLAN

General

The Board of Directors has adopted unanimously and recommends that the shareholders approve the Hilb Rogal & Hobbs Company Employee Stock Purchase Plan, as amended and restated (the Employee Stock Purchase Plan). The Employee Stock Purchase Plan, as amended and restated, will be effective as of May 4, 2004 following shareholder approval. The Company adopted the amendments, and is submitting the Employee Stock Purchase Plan to the shareholders for approval, in order to comply with recent changes to the New York Stock Exchange listing standards. The plan also reflects a change in the corporate name of the Company. See “Proposal Two — Approval of an Amendment to the Articles of Incorporation.”

The Company has maintained the Employee Stock Purchase Plan for over 15 years and adopted the current version of the plan as of April 1, 2000. The plan encourages stock ownership by the employees of the Company and its subsidiaries so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company.

The complete text of the Employee Stock Purchase Plan is attached to this proxy statement as Appendix C. The following general description of the principal features of the Employee Stock Purchase Plan is qualified in its entirety by reference to Appendix C.

Administration

The Company administers the Employee Stock Purchase Plan and interprets its provisions. The Company may adopt, from time to time, such rules and regulations as it deems appropriate for carrying out the plan.

The Company will pay (i) all brokerage commissions relating to the purchase of shares under the plan and (ii) all administrative costs associated with the implementation and operation of the plan.

Subject to shareholder approval, as required by applicable law, the Board of Directors may amend, modify or terminate the plan at any time. Upon any termination of the plan, all payroll deductions not used to purchase shares, as discussed below, will be refunded. The plan will automatically terminate on May 4, 2014.

Eligibility

All full-time employees of the Company and its subsidiaries who are 18 years of age or older are eligible to participate in the Employee Stock Purchase Plan.

An eligible employee may enter the plan by completing, signing and delivering to the Company an enrollment form. As described below, participants in the plan purchase shares of Common Stock through payroll deductions. Enrollment in the plan will take effect as of the next practicable payroll period and will continue as long as the plan remains in effect until the participant authorizes changes to his or her payroll deductions or withdraws from the plan.

Purchases of Shares

Participants in the Employee Stock Purchase Plan authorize payroll deductions for the purchase of shares of Common Stock. Currently, the amount of the deductions for a participant may range from $20 to $1,000 per month. Effective as of May 4, 2004, the amount of the deductions may range from $20 to $2,000 per month. All deductions must be in even dollar amounts. The participant may authorize subsequent increases or decreases in the amount of payroll deductions by providing the Company with notice of the change at least 30 days prior to the commencement of the first pay period for which they will be effective. The Company will accumulate and hold for the participant’s account the amounts deducted from his or her pay until purchases are made. The Company does not pay interest on these amounts, and participants assume the risk of fluctuations in the market price of the Company’s Common Stock. The Company may adjust the minimum contribution requirement from time to time as it deems appropriate.

All shares of Common Stock purchased under the plan are purchased on the open market by a securities broker that the Company designates. On a monthly basis, the Company remits the aggregate amount of payroll deductions and matching contributions, as discussed below, for such month to the broker for the purchase of shares of Common Stock on behalf of participants. Once purchased, the shares, including fractional shares, are allocated to the individual accounts of participants based upon the purchase price of the shares and the amounts contributed by or on behalf of each participant. If purchases occur over a number of days and/or at different prices, each participant’s allocation is based on the average price per share of the shares.

A participant’s right to purchase shares of Common Stock under the plan through payroll deductions and matching contributions may not be exercised by, or transferred or assigned to, any other person.

Plan Accounts

The shares of Common Stock purchased under the Employee Stock Purchase Plan are registered in the name of the designated broker or its nominee. A participant has all of the rights of a shareholder of the Company with respect to the shares held in his or her account. Each participant receives monthly statements from the broker that summarize the activity in his or her account. If the participant wishes to hold certificates in his or her own name, the participant must instruct the broker to transfer the shares in the account to him or her and bear the costs associated with the issuance of such certificates. Certificates for fractional shares will not be issued.

Any cash dividends that the Company pays with respect to shares that are purchased under the plan by participants and held by the broker will be automatically reinvested in shares of Common Stock on or before the date of the next monthly purchase of shares under the plan. In addition, the number of shares held in a particular account will be adjusted in the event of a stock split, stock dividend, recapitalization or similar adjustment in the Company’s Common Stock.

Employer Matching Contributions

The Company matches the deductions that participants in the Employee Stock Purchase Plan make. The Company currently matches a portion of the participant’s contribution by contributing to the plan an amount equal to 15% of the monthly payroll deduction up to a maximum contribution of $150 per participant per month. Effective as of May 4, 2004, the Company will match a portion of the participant’s contribution by contributing to the plan an amount equal to the lesser of (a) the percentage of the participant’s contribution that will be determined by the Human Resources & Compensation Committee and announced to participants prior to the beginning of each calendar year (which amount will not exceed in any event 20% of a participant’s contributions for any month) or (b) $200 in any month for any participant. In connection with any matching contribution, the Company will deduct from the participant’s regular compensation all applicable federal and state withholding and other taxes.

Sales

Each participant may sell at any time all or any portion of the shares of Common Stock acquired under the Employee Stock Purchase Plan and held in his or her account. Any sale of shares will be made by the designated broker. The participant will pay the broker’s commission and any other expenses incurred with respect to the sale of the shares.

Withdrawal and Termination

A participant may terminate participation in the Employee Stock Purchase Plan effective as of the first business day of any pay period by delivering a written notice of withdrawal to the Company at least 30 days prior to such date. If participation is terminated, the participant may not recommence participation in the plan for a period of 90 days from the date of such termination. Upon termination of employment by a participant in the plan, the participant must elect to (i) receive a certificate for the whole shares held in his or her account and a check for any fractional shares or (ii) instruct the broker to sell the shares held in the account and distribute the proceeds of the sale, less brokerage commissions, fees and expenses, to the participant. Failing to make an election within 30 days of termination of employment, or owning less than 100 shares in the plan, however, will result in a sale of the shares.

A participant will be deemed to have withdrawn from the plan when he or she ceases to be employed by the Company or its subsidiaries due to disability, retirement, resignation, death, termination with or without cause or any other reason. Any payroll deductions that have not been transferred to the broker for the purchase of shares will be refunded. A participant may designate a beneficiary to receive the shares held in his or her account. The person who is the participant’s named beneficiary at the time of his or her death shall be entitled to receive the shares after the death of the participant.

Vote Required and Board Recommendation

The Employee Stock Purchase Plan, as amended and restated, must be approved by the affirmative vote of a majority of the votes cast by holders of record of the Company’s Common Stock. Under applicable New York Stock Exchange listing standards, the total vote cast on the proposal must also represent over 50% of all shares of the Company’s Common Stock outstanding on the record date. Shareholders may direct that their votes be cast for or against this proposal, or shareholders may abstain from this proposal. The New York Stock Exchange listing standards consider abstentions to be votes cast for purposes of this proposal. Broker Shares that are not voted on this proposal are not considered votes cast and will not affect the outcome of the vote.

The Board of Directors recommends that the shareholders vote FOR Proposal Four.

PROPOSAL FIVE

APPROVAL OF THE

PROPOSAL FOR ADJOURNMENT

Due to the voting requirements on one or more proposals that the Company is presenting to shareholders for approval at the Meeting, the Company has included an additional proposal with respect to the adjournment of the Meeting. It is possible that the Company may not receive by the Meeting a sufficient number of votes to approve one or more proposals being presented. In such event, the Company would consider adjourning the Meeting to a later date or dates in order to permit the further solicitation of proxies. Accordingly, the Company is submitting the question of adjournment to its shareholders as a separate proposal for their consideration, if necessary, in order to allow proxies that the Company has received at the time of the Meeting to be voted for an adjournment.

Upon any adjournment of the Meeting, no written notice of such adjourned meeting is required to be given to shareholders if the record date of the Meeting will not change and an announcement is made at the Meeting of the place, date and time to which the Meeting is adjourned.

The Board of Directors recommends that the shareholders vote FOR Proposal Five.

AUDIT INFORMATION

The Board of Directors has adopted a written charter for the Audit Committee that is set forth in Appendix A to this Proxy Statement. The three members of the Audit Committee are independent as that term is defined in the listing standards of the New York Stock Exchange.

The firm of Ernst & Young LLP has audited the consolidated financial statements of the Company for the fiscal years ended December 31, 2003 and 2002. The following information is furnished with respect to fees billed and expected to be billed for professional services rendered to the Company by Ernst & Young LLP for the 2003 and 2002 fiscal years.

Audit Fees

The aggregate fees billed or expected to be billed to the Company by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2003 and 2002, and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $587,000 for 2003 and $625,000 for 2002.

Audit-Related Fees

The aggregate fees billed by Ernst & Young LLP for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2003 and 2002 were $63,000 and $190,000, respectively. During 2003 and 2002, these services included employee benefit plan audits, due diligence related to agency acquisitions and accounting consultations.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2003 and 2002 were $104,000 and $192,000, respectively. During 2003 and 2002, these services included tax compliance and planning services.

All Other Fees

There were no fees billed to the Company by Ernst & Young LLP for any other services for the fiscal years ended December 31, 2003 and 2002.

Pre-Approved Services

All services not related to the annual audit and quarterly review of the Company’s financial statements, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter, which is attached as Appendix A to this Proxy Statement, provides for pre-approval of audit and permitted non-audit services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2004. Representatives of Ernst & Young LLP will be present at the Meeting, will be available to respond to appropriate questions from shareholders and may make a statement if they so desire.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Commission. By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Dated February 23, 2004

AUDIT COMMITTEE

    Theodore L. Chandler, Jr., Chairman

    J.S.M. French

    Anthony F. Markel

PROPOSALS FOR 2005 ANNUAL MEETING

Under the regulations of the Commission, any shareholder desiring to make a proposal to be acted upon at the 2005 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Corporate Secretary of the Company, whose address is 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060, no later than December 1, 2004, in order for the proposal to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. The Company anticipates holding the 2005 Annual Meeting of Shareholders on May 5, 2005.

The Company’s Bylaws also prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. Under the Bylaws, for a shareholder to nominate a candidate for director or to bring other business before a meeting, notice must be received by the Corporate Secretary of the Company not less than 120 days and not more than 150 days before the first anniversary of the date of the Company’s proxy statement in connection with the last annual meeting of shareholders (or no later than 90 days before the date of the meeting if there was no meeting in the prior year). For the 2005 Annual Meeting of Shareholders, the Company must receive such notice no later than December 1, 2004, and no earlier than November 1, 2004. Notice of a nomination for director must describe various matters regarding the nominee and the shareholder giving notice. Notice of other business to be brought before the meeting must include a description of the proposed business, the reasons therefor and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Corporate Secretary at the address set forth above.

ANNUAL REPORTS

The Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2003, including consolidated financial statements, is being mailed to shareholders with this Proxy Statement. A copy of the Company’s Annual Report on Form 10-K for 2003 filed with the Commission, excluding exhibits, can be obtained without charge by writing to the Corporate Secretary, 4951 Lake Brook Drive, Suite 500, Glen Allen, Virginia 23060. Copies of the 2003 Form 10-K and other filings that the Company makes with the Commission are also available on its Investor Relations web page at www.hrh.com.

Appendix A

HILB, ROGAL AND HAMILTON COMPANY

d/b/a HILB ROGAL & HOBBS COMPANY

AUDIT COMMITTEE CHARTER

(November 14, 2003)

ORGANIZATION AND MEMBERSHIP

The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and the Company. Members of the Audit Committee shall be considered independent if they do not accept any consulting, advisory or other compensatory fee from the Company, are not an affiliated person of the Company or its subsidiaries and meet the applicable independence standards required for companies listed on the New York Stock Exchange and the Securities and Exchange Commission (“SEC”). All Audit Committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise sufficient to be an “audit committee financial expert” in accordance with the rules and regulations of the SEC.

PURPOSE

The Board of Directors has delegated to the Audit Committee the responsibility of assisting the Board in the oversight of the control environment of the Company, including corporate accounting, reporting practices of the Company, and the quality and integrity of the Company’s financial statements, financial reporting process and the systems of internal accounting and financial controls. The Audit Committee shall also evaluate the performance of the Company’s internal audit function, independent auditors, qualifications and independence of the independent auditors and the Company’s compliance with its ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, and the management of the Company. The Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions.

RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee will:

A.    General Responsibilities

•	Perform an annual evaluation of the effectiveness of the Audit Committee and review and reassess the Audit Committee Charter as conditions dictate (at least annually).

•	Prepare a report of the Audit Committee to be included in the Company’s proxy statement in accordance with applicable SEC rules.

•	Report regularly to the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit functions. Report the results of the annual audit to the Board of Directors. If requested by the Board of Directors, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other directors’ questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Audit Committee meeting during which the results of the annual audit are reviewed).

•	Submit regularly the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with, the Board of Directors.

•	Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee and receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to the outside legal, accounting or other advisors employed by the Audit Committee.

•	Receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	Include a copy of this Charter in the proxy statement at least triennially or the year after any significant amendment to the Charter.

•	Meet separately and periodically with management, with internal auditors and with independent auditors.

B.    Financial Statements

•	Review the quarterly financial statements, including management’s discussion and analysis, with financial management and the independent auditors prior to the filing of the Form 10-Q and discuss any other matters required to be communicated to the Audit Committee by the auditors. The chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

•	Review with financial management and the independent auditors the annual financial statements, including the Company’s management’s discussion and analysis, contained in the annual report to shareholders.

•	Review with financial management and the independent auditors the results of their analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the Audit Committee by the independent auditors. Also, review with financial management and the independent auditors their judgments about the quality, not just acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the Company’s accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

•	Review (A) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (B) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (C) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (D) the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information).

•	Receive regular reports from the independent auditors on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with financial management.

•	Review and discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Review with the independent auditors, the Company’s director of internal audit, and management, the adequacy and effectiveness of the internal controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related Company compliance policies.

•	Discuss Company policies with respect to risk assessment and risk management and inquire of management, the internal auditors, and the independent auditors about policies regarding significant risks or exposures and assess the steps management has taken to monitor and minimize such risks to the Company.

C.    Independent Auditor Review

•	Select, appoint, retain and evaluate, and terminate when appropriate, the independent auditors and set the independent auditors’ compensation. In addition, the Audit Committee will assure the regular rotation of the lead audit partner as required by law.

•	Pre-approve all audit and permitted non-audit services to be provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

•	Obtain and review, at least annually, a report by the independent auditors describing:

—	The firm’s internal quality control procedures.

—	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

—	All relationships between the independent auditors and the Company (to assess the auditors’ independence).

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditors’ compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

•	Review with the independent auditors any audit problems or difficulties and management’s response.

•	Obtain from the independent auditors, on an annual basis, a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, in connection with the Audit Committee’s consideration of the independence of the auditors. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the auditors. In considering the auditor’s independence, the Audit Committee shall consider any non-audit services performed by the auditors for the Company and the impact such services may have on the auditors’ independence. The Audit Committee may adopt policies regarding auditor independence including, but not limited to, policies regarding the auditors’ performance of non-audit services.

D.    Internal Audit Review

•	Review and concur with management’s appointment, termination, or replacement of the director of internal audit.

•	Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditors.

•	Receive prior to each meeting a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

E.    Management

•	Establish clear hiring policies for employees or former employees of the independent auditors.

•	Review human resources and succession planning for the accounting and financial departments within the Company.

Appendix B

Hilb Rogal & Hobbs Company

Outside Directors Deferral Plan

Effective

April 1, 1998

Amended and Restated Effective

May 4, 2004

Effective January 1, 1995, the Board of Directors of Hilb, Rogal and Hamilton Company adopted the Outside Directors Deferral Plan, under which non-employee directors of the Corporation had the opportunity to defer receipt of certain compensation until retirement or departure from the Board.

The Board of Directors determined it to be in the best interests of the Corporation to allow non-employee directors of the Corporation to continue to have the opportunity to defer receipt of certain compensation until retirement or departure from the Board provided that the deferred amounts are aligned with the interests of the Corporation by being tied to the performance of the Corporation’s common stock. Therefore, effective April 1, 1998, the Board of Directors adopted the Hilb, Rogal and Hamilton Company Amended and Restated Outside Directors Deferral Plan (the “Plan”). Effective May 4, 2004, the Board of Directors has determined it to be in the best interests of the Corporation to make certain additional amendments to the Plan. Therefore, the Board of Directors believes it to be in the best interest of the Corporation to amend and restate the Plan for such purposes.

Pursuant to action taken by the Board of Directors and shareholders of the Corporation, the Plan is amended and restated in its entirety as follows:

ARTICLE I

Definition of Terms

The following words and terms as used in this Plan shall have the meaning set forth below, unless a different meaning is clearly required by the context:

1.1 “Account”: A bookkeeping account established for a Participant under Article IV hereof.

1.2 “Administrator”: The Human Resources and Compensation Committee of the Board is the Plan Administrator unless responsibility is delegated as provided for in Article XII hereof.

1.3 “Affiliate”: Any subsidiary, parent, affiliate, or other related business entity to the Corporation.

1.4 “Beneficiary”: The person or persons designated by a Participant or otherwise entitled pursuant to Section 8.1 to receive benefits under the Plan attributable to such Participant after the death of such Participant.

1.5 “Benefit Commencement Date”: The date irrevocably elected by the Participant pursuant to Section 3.3, which date may not be later than the January 1 following the Participant’s 75th birthday. The same Benefit Commencement Date shall be required for all Deferral Contributions made and Deferral Benefits attributable to a Deferral Year.

1.6 “Board”: The present and any succeeding Board of Directors of the Corporation, unless such term is used with respect to a particular Affiliate and its Directors, in which event it shall mean the present and any succeeding Board of Directors of that Affiliate.

1.7 “Closing Price”: The closing price of a share of common stock of the Corporation as reported on the New York Stock Exchange composite tape on such day or, if the common stock of the Corporation was not traded on the New York Stock Exchange on such day, then on the next preceding day that the common stock of the Corporation was traded on such exchange, all as reported by such source as the Administrator may select.

1.8 “Code”: The Internal Revenue Code of 1986, as the same may be amended from time to time.

1.9 “Compensation”: Fees payable to a Participant for service as a member of the Board, including (i) annual retainer fee (“Retainer”) and (ii) meeting or committee fees (collectively referred to as “Additional Fees”) paid by the Corporation to an Eligible Director, but excluding any such compensation deferred from a prior period, expense reimbursement and allowances and benefits not normally paid in cash to the Participant.

1.10 “Corporation”: Hilb Rogal & Hobbs Company (formerly Hilb, Rogal and Hamilton Company), or any successor thereto.

1.11 “Death Benefit”: The benefit with respect to a Participant due a Participant’s Beneficiary, determined in accordance with Article VI hereof.

1.12 “Deferral Amount”: With respect to each Plan Year, the sum of the Deferral Contributions of a Participant with respect to his Retainer and/or his Additional Fees to be paid during the Plan Year.

1.13 “Deferral Benefit”: The balance in a Participant’s Deferred Cash Account and Deferred Stock Unit Account.

1.14 “Deferral Contributions”: That portion of a Participant’s Compensation which is deferred under the Plan or which has been deferred under the Former Plan.

1.15 “Deferral Year”: The Plan Year with respect to which a Deferral Contribution is made. For purposes hereof, a Deferral Contribution is considered made with respect to the Plan Year in which the amount would otherwise have been paid to the Participant.

1.16 “Deferral Election”: An irrevocable election of a Deferral Amount in writing executed by the Eligible Director or Participant and timely filed with the Administrator.

1.17 “Deferred Cash Account”: An unfunded, bookkeeping account maintained on the books of the Corporation for a Participant which reflects his interest in amounts attributable to his Deferred Contributions under the Former Plan. The Deferred Cash Account of a Participant consists of his Deferral Contributions made under the Former Plan with respect to Compensation earned after December 31, 1994 and before April 1, 1998. Separate subdivisions of the Deferred Cash Account shall continue to be maintained to reflect Deferral Contributions made and Deferral Benefits attributable with respect to each Deferral Year and within each Deferral Year, the Deferral Contributions and Deferral Benefits attributable to Deferral Contributions of Retainer and Deferral Contributions of Additional Fees.

1.18 “Deferred Stock Unit”: A hypothetical share of the Corporation’s common stock.

1.19 “Deferred Stock Unit Account”: An unfunded, bookkeeping account maintained on the books of the Corporation for a Participant which reflects his interest in amounts attributable to his Deferred Contributions under the Plan. The Deferred Stock Unit Account of a Participant consists of his Deferral Contributions made under the Plan with respect to Compensation earned after April 1, 1998. Separate subdivisions of the Deferred Stock Unit Account shall be maintained to reflect Deferral Contributions made and Deferral Benefits attributable with respect to each Deferral Year and within each Deferral Year, the Deferral Contributions and Deferral Benefits attributable to Deferral Contributions of Retainer and Deferral Contributions of Additional Fees.

1.20 “Director”: An individual who serves as a member of the Board.

1.21 “Effective Date”: The Effective Date of the Plan is April 1, 1998.

1.22 “Eligible Director”: A Director who is not an employee of the Corporation and who has not reached the age of 75 before the Deferral Year.

1.23 “Former Plan”: The Hilb, Rogal and Hamilton Company Outside Directors Deferral Plan effective January 1, 1995.

1.24 “Participant”: An Eligible Director who elects to participate in the Plan, and further differentiated as follows:

(i) “Active Participant”: A Participant who has an election to make Deferral Contributions to the Plan in effect at the time in question.

(ii) “Inactive Participant”: A Participant who does not have an election to make Deferral Contributions to the Plan in effect at the time in question.

1.25 “Plan”: This document, as contained herein or duly amended, which shall be known as the “Hilb, Rogal & Hobbs Amended and Restated Outside Directors Deferral Plan”.

1.26 “Plan Year”: The calendar year or any Short Plan Year.

1.27 “Rate of Return”: Nine percent (9%) for the 1995 through 2003 Deferral Years, and seven percent (7%) for Deferral Years after 2003 until, if ever, modified by the Human Resources and Compensation Committee.

1.28 “Short Plan Year”: The remaining portion of the calendar year after the Effective Date of this Plan.

ARTICLE II

Eligibility and Participation

2.1 Eligibility. Each Eligible Director shall be eligible to participate in the Plan and to defer Compensation hereunder for such Plan Year.

2.2 Notice and Election Regarding Active Participation.

(a) The Administrator shall notify each Eligible Director within a reasonable period of time prior to the beginning of each Plan Year.

(b) In order to become an Active Participant and to make Deferral Contributions with respect to a Plan Year, an Eligible Director must file with the Administrator a Deferral Election, as provided in Section 3.3 which is effective as of the first day of the Plan Year, such election must be filed by the date established by the Administrator, which date shall be no later than the December 31 preceding such Plan Year or the last day before the commencement of a Short Plan Year, whichever is applicable.

(c) By executing and filing such election with the Administrator, an Eligible Director consents and agrees to the following:

(i) To execute such applications and take such physical examinations and to supply truthfully and completely such information as may be requested by any health questionnaire provided by the Administrator;

(ii) To be bound by all terms and conditions of the Former Plan, the Plan and all amendments thereto.

2.3 Commencement of Active Participation. An Eligible Director shall become an Active Participant with respect to a Plan Year only if he is expected to have Compensation during such Plan Year, and he timely files and has in effect a Deferral Election for such Plan Year.

2.4 Length of Participation. An individual who is or becomes a Participant shall be or remain an Active Participant as long as he has a Deferral Election in effect; and he shall be or remain an Inactive Participant as long as he is entitled to future benefits under the terms of the Plan and is not considered an Active Participant.

ARTICLE III

Determination of Deferral

3.1 Deferral Benefit. For purposes hereof, a Participant’s Deferral Benefit shall be the balance in his Deferred Cash Account and his Deferred Stock Unit Account at the time in question.

3.2 Transition Credits. Each Participant who has a balance standing to his credit in the Former Plan as of April 1, 1998, shall be permitted a one-time election, on or before April 1, 1998, to convert all or a portion of the balance standing to his credit in the Former Plan to Deferred Stock Units as of April 1, 1998. A Participant who elects to convert all or a portion of his Deferral Account (as defined in the Former Plan) in the Former Plan to Deferred Stock Units shall be credited with the number of Deferred Stock Units determined by dividing the portion of his Deferred Cash Account under the Former Plan on April 1, 1998 for which such election is made, by the Closing Price on the date of the Participant’s election. If the formula produces a fractional Deferred Stock Unit, then the fractional Deferred Stock shall be rounded off to the nearest thousandth and credited to the Participant. Once a Participant has made an election under this Section 3.2 to convert some or all of his Deferred Cash Account to Deferred Stock Units of the Corporation, the Corporation’s rights and obligations, if any, with respect to the Deferred Stock Units will be governed by this Plan.

3.3 Deferral Election.

(a) Subject to the restrictions and conditions hereinafter provided, a Participant may irrevocably elect, as a Deferral Contribution with respect to a Plan Year, to receive an amount of his Compensation which is specified by his Deferral Election for such Plan Year in the form of Deferred Stock Units. Any such election must be filed with the Administrator at the time required under Section 2.2(b).

(b) The following conditions apply:

(i) The maximum Deferral Contribution of Retainer with respect to any Participant for a Plan Year shall be one hundred percent (100%) of his Retainer for such Plan Year and such election shall be made in whole dollar amounts. A Participant who elects to receive his Retainer in Deferred Stock Units shall have credited to his Deferred Stock Unit Account as of the first day of each calendar quarter the number of Deferred Stock Units determined by dividing that portion of his accrued, deferred Retainer for the quarter (determined by dividing the amount of such Retainer previously selected by the Participant to be applied to the purchase of Deferred Stock Units by four) by the Closing Price as of the last day of the previous calendar quarter.

(ii) The maximum Deferral Contribution of Additional Fees with respect to any Participant for a Plan Year shall be one hundred percent (100%) of his Additional Fees for such Plan Year and such election shall be made in twenty-five percent (25%) increments. A Participant who elects to receive his Additional Fees in Deferred Stock Units shall have credited to his Deferred Stock Unit Account as of the first day of the month following the month in which such Additional Fees are accrued the number of Deferred Stock Units determined by dividing the deferred portion of his Additional Fees by the Closing Price as of the last day of the month preceding the month in which the Deferred Stock Units are credited to his Account.

(iii) A Participant who elects to defer one hundred percent (100%) of his Compensation shall receive additional Deferred Stock Units equal to thirty percent (30%) of said Participant’s Compensation for the Plan Year. Such Deferred Stock Units shall be credited to the Participant in addition to the Deferred Stock Units received as a result of the election to defer the Retainer and Additional Fees in the manner provided by subsections (i) and (ii) above.

(iv) A separate Deferral Election must be filed for each Plan Year.

(v) Each Deferral Election shall be made on a form provided by the Administrator and shall specify the Deferral Amount and source of deferrals and such additional information as the Administrator may require.

(vi) A Deferral Election must specify the period of payment. A Participant may elect to receive a lump sum payment or annual installment payments over periods of five, ten or fifteen years beginning on the January 1 after age 55, 60, 65, 70 or 75.

(vii) A Participant shall have the option of postponing the elected Benefit Commencement Date of a Deferral Benefit specified in 3.3 (b) (vi) above by making an irrevocable election to roll over such Deferral Benefit at least one year before such Deferral Benefit is payable, provided that the Participant may not change his previous allocation of amounts to his Deferred Cash Account and Deferred Stock Unit Account at such time and provided that the Participant may not postpone the elected Benefit Commencement Date past the January 1 following the Participant’s 75th birthday. A Participant shall make such election on a form designated by the Administrator.

3.4 Subtractions from Deferred Cash Account and Deferred Stock Unit Account. All distributions from a Participant’s Deferred Cash Account and Deferred Stock Unit Account shall be subtracted when such distributions are made.

3.5 Crediting of Interest to Deferred Cash Account. There shall be credited to each Participant’s Deferred Cash Account an amount representing interest on the balance of such account. Under the Former Plan, the interest was credited as of the first day of the Deferral Year. Under this Plan, interest shall be credited as earned. Such interest shall be based on the applicable Rate of Return for the Deferral Year.

3.6 Equitable Adjustment in Case of Error or Omission. If an error or omission is discovered in the Deferred Cash Account and Deferred Stock Unit Account of a Participant, the Administrator shall make such equitable adjustment as the Administrator deems appropriate.

3.7 Statement of Benefits. Within a reasonable time after the end of the Plan Year and at the date a Participant’s Deferral Benefit or Death Benefit becomes payable under the Plan, the Administrator shall provide to each Participant (or, if deceased, to his Beneficiary) a statement of the benefit under the Plan.

ARTICLE IV

Accounts and Investments

4.1 Accounts. A separate Account under the Plan shall be established for each Participant. Such Account shall be (a) credited with the amounts credited in accordance with Sections 3.2 and 3.3, (b) credited (or charged, as the case may be) with the investment results determined in accordance with Sections 4.2 and 4.3, and (c) charged with the amounts paid by the Plan to or on behalf of the Participant in accordance with Article VII. With each Participant’s Account, separate subaccounts (including, as necessary, a Deferred Stock Unit Account and a Deferred Cash Account) shall be maintained to the extent that the Board determines them necessary or useful in the administration of the Plan.

4.2 Deferred Stock Units. Except as provided below, a Participant’s Deferred Stock Unit Account shall be treated as if it were invested in Deferred Stock Units that are equivalent in value to the fair market value of the shares of the Corporation’s common stock in accordance with the following rules:

(a) The number of Deferred Stock Units credited to a Participant’s Deferred Stock Unit Account shall be increased on the first day of the month following any month in which a dividend is paid on the Corporation’s common stock, based on the number of Deferred Stock Units in the Participant’s Deferred Stock Unit Account as of the dividend record date. The number of additional Deferred Stock Units credited to a Participant’s Deferred Stock Unit Account as a result of such deemed dividend shall be determined by (i) multiplying the total number of Deferred Stock Units (with fractional Deferred Stock Units rounded off to the nearest hundredth) credited to the Participant’s Deferred Stock Unit Account as of the dividend record date by the amount of the dividend paid per share of the Corporation’s common stock on the dividend payment date, and (ii) dividing the product so determined on the first day of the month following payment of the dividend by the Closing Price on the last day of the month in which the dividend was paid.

(b) The dollar value of the Deferred Stock Units credited to a Participant’s Deferred Stock Unit Account on any date shall be determined by multiplying the number of Deferred Stock Units (including fractional Deferred Stock Units) credited to the Participant’s Deferred Stock Unit Account by the Closing Price on that date.

(c) In the event of a transaction or event described in this subsection (c), the number of Deferred Stock Units credited to a Participant’s Deferred Stock Unit Account shall be adjusted in such manner as the Board, in its sole discretion, deems equitable. A transaction or event is described in this subsection (c) if (i) it is a dividend (other than regular quarterly dividends) or other distribution (whether in the form of cash, shares, other securities, or other property), extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, repurchase, or exchange of shares or other securities, the issuance or exercisability of stock purchase rights, the issuance of warrants or other rights to purchase shares or other securities, or other similar corporate transaction or event and (ii) the Board determines that such transaction or event affects the shares of the Corporation’s common stock, such that an adjustment pursuant to this paragraph (c) is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

4.3 Hypothetical Nature of Accounts and Investments. Each Account established under this Article IV shall be maintained for bookkeeping purposes only. Neither the Plan nor any of the Accounts established under the Plan shall hold any actual funds or assets. The Deferred Stock Units established hereunder shall be used solely to determine the amounts to be paid hereunder, shall not represent an equity security of the Corporation, and shall not carry any voting or dividend rights.

ARTICLE V

Vesting

5.1 Vesting. A Participant’s Deferred Cash Account and Deferred Stock Unit Account shall be fully vested and non-forfeitable at all times.

ARTICLE VI

Death Benefits

6.1 Pre-Benefit Commencement Date Death Benefit. In the event that a Participant dies prior to his Benefit Commencement Date and has not reached age 65 at the time of the Participant’s death, the Beneficiary of such Participant shall be entitled to receive as a Death Benefit an amount equal to the Deferral Benefit that the Participant would have received had the Participant’s Deferred Stock Unit Account been converted to a Deferred

Cash Account as of the first of January following Participant’s death and the Participant lived to the Benefit Commencement Date and received the full Deferral Benefit. If the Participant is age 65 or older at the time of the Participant’s death, the Beneficiary of such Participant shall be entitled to receive as a Death Benefit an amount equal to the Deferral Benefit as of the first of January following the Participant’s date of death. This Death Benefit shall be paid pursuant to the Participant’s election form except that the payment shall be made, or begin, on the first of January after the Participant’s date of death. Notwithstanding the recalculation of the Participant’s Deferred Stock Unit Account as provided in this Section 6.1, distributions of the Participant’s Deferred Stock Unit Account shall be paid in shares of the Corporation stock with fractional shares paid in cash. The number of additional Deferred Stock Units added to the Participant’s Deferred Stock Unit Account as a result of this Section 6.1 shall be determined by dividing the amount of the adjustment by the Closing Price on the first of January following the Participant’s death.

6.2 Post-Benefit Commencement Date Death Benefit. In the event that a Participant dies after his Benefit Commencement Date, then the Beneficiary of such Participant shall be entitled to receive as a Death Benefit a continuation of the payment of the Deferral Benefit in the same manner and in the same amount that the Participant would have received had the Participant lived to receive the Deferral Benefit.

ARTICLE VII

Payment of Benefits

7.1 Payment of Deferral Benefit. A Participant’s Deferral Benefit, if any, shall become payable to the Participant as of the Benefit Commencement Date specified in his Deferral Election or as soon thereafter as is administratively practical. If the Participant has elected to receive the Deferral Benefit in annual installments, each of the Participant’s installment payments shall be comprised of accrued interest, if any, and that portion of the Participant’s Deferral Benefit equal to the balances in the Participant’s Deferred Cash Account and Deferred Stock Unit Account divided by the number of remaining annual installment payments to be made to the Participant.

7.2 Payment of Death Benefit. A Participant’s pre-commencement Death Benefit shall be payable to his Beneficiary as set forth in Article VI. A Participant’s post-commencement Death Benefit shall be paid in installments payable annually over the period irrevocably elected by the Participant pursuant to his Deferral Election.

7.3 Form of Payment of Deferral Benefit. A Participant shall be paid his Deferral Benefit beginning at the Benefit Commencement Date in a lump sum or in periodic installment payments payable annually over a period of five, ten, or fifteen years as irrevocably elected by the Participant pursuant to Section 3.3. A Participant’s Deferred Stock Unit Account shall be paid in shares of the Corporation’s common stock with fractional shares paid in cash, and a Participant’s Deferred Cash Account shall be paid in cash.

7.4 Benefit Determination and Payment Procedure. The Administrator shall make all determinations concerning eligibility for benefits under the Plan, the time or terms of payment, and the form or manner of payment to the Participant or the Participant’s Beneficiary, in the event of the death of the Participant. The Administrator shall promptly notify the Corporation of each such determination that benefit payments are due and provide to the Corporation all other information necessary to allow the Corporation to carry out said determination, whereupon the Corporation shall pay such benefits in accordance with the Administrator’s determination.

7.5 Payments to Minors and Incompetents. If a Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, or is deemed so by the Administrator, benefits will be paid to such person as the Administrator may designate for the benefit of such Participant or Beneficiary. Such payments shall be considered a payment to such Participant or Beneficiary and shall, to the extent made, be deemed a complete discharge of any liability for such payments under the Plan.

7.6 Distribution of Benefit When Distributee Cannot Be Located. The Administrator shall make all reasonable attempts to determine the identity and/or whereabouts of a Participant or a Participant’s Beneficiary entitled to benefits under the Plan, including the mailing by certified mail of a notice to the last known address shown on the Corporation’s or the Administrator’s records. If the Administrator is unable to locate such a person entitled to benefits hereunder, or if there has been no claim made for such benefits, the Corporation shall continue to hold the benefit due such person, subject to any applicable statute of escheats.

ARTICLE VIII

Beneficiary Designation

8.1 Beneficiary Designation.

(a) A Participant may designate a Beneficiary. Any Beneficiary designation made hereunder shall be effective only if properly signed and dated by the Participant and delivered to the Administrator prior to the time of the Participant’s death. The most recent Beneficiary designation received by the Administrator shall be the effective Beneficiary designation for all Plan Years and shall supercede all prior Beneficiary designations unless specifically designated otherwise. Any Beneficiary designation hereunder shall remain effective until changed or revoked hereunder.

(b) A Beneficiary designation may be changed by the Participant at any time, or from time to time, by filing a new designation in writing with the Administrator.

(c) If the Participant dies without having designated a Beneficiary, or if the Beneficiary so designated has predeceased him, then his estate shall be deemed to be his Beneficiary.

(d) If a Beneficiary of the Participant shall survive the Participant but shall die before the Participant’s entire benefit under the Plan has been distributed, then the unpaid balance thereof shall be distributed to any other beneficiary named by the deceased Beneficiary to receive his interest or, if none, to the estate of the deceased Beneficiary.

ARTICLE IX

Withdrawals

9.1 No Withdrawals Permitted. No withdrawals or other distributions shall be permitted from the Deferred Cash Account and Deferred Stock Unit Account except as provided in Article VII.

9.2 Hardship Exemption

(a) A distribution of a portion of the Participant’s Deferral Benefit because of an Unforeseeable Emergency will be permitted only to the extent required by the Participant to satisfy the emergency need. Whether an Unforeseeable Emergency has occurred will be determined solely by the Administrator. Distributions in the event of an Unforeseeable Emergency may be made by and with the approval of the Administrator upon written request by a Participant.

(b) An “Unforeseeable Emergency” is defined as a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any event, any distribution under this Section 9.2 shall not exceed the remaining amount required by the Participant to resolve the hardship after (i) reimbursement or compensation through insurance or otherwise, (ii) obtaining liquidation of the Participant’s assets, to the extent such liquidation would not itself cause a severe financial hardship, or (iii) suspension of deferrals under the Plan.

ARTICLE X

Funding

10.1 Funding.

(a) All Plan Participants and Beneficiaries are general unsecured creditors of the Corporation with respect to the benefits due hereunder and the Plan constitutes a mere promise by the Corporation to make benefit payments in the future. It is the intention of the Corporation that the Plan be considered unfunded for tax purposes.

(b) The Corporation may, but is not required to, purchase life insurance in amounts sufficient to provide some or all of the benefits provided under this Plan or may otherwise segregate assets for such purpose.

(c) The Corporation may, but is not required to, establish a grantor trust which may be used to hold assets of the Corporation which are maintained as reserves against the Corporation’s unfunded, unsecured obligations hereunder. Such reserves shall at all times be subject to the claims of the Corporation’s creditors. To the extent such trust or other vehicle is established, and assets contributed, for the purpose of fulfilling the Corporation’s obligation hereunder, then such obligation of the Corporation shall be reduced to the extent such assets are utilized to meet its obligations hereunder. Any such trust and the assets held thereunder are intended to conform in substance to the terms of the model trust described in Revenue Procedure 92-64.

ARTICLE XI

Change of Control

11.1 Change of Control.

A “Change of Control” shall mean

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section; or

(b) Individuals who, as of February 2, 1999, constitute the Board “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to February 2, 1999 whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent

Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation.

Notwithstanding the foregoing, for purposes of subsection (a) of this Section, a Change of Control shall not be deemed to have taken place if, as a result of an acquisition by the Corporation which reduces the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities, the beneficial ownership of a Person increases to 25% or more of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities; provided, however, that if a Person shall become the beneficial owner of 25% or more of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Securities by reason of share purchases by the Corporation and, after such share purchases by the Corporation, such Person becomes the beneficial owner of any additional shares of the Outstanding Corporation Common Stock or the Outstanding Corporation Voting Stock through any means except an acquisition directly from the Company, for purposes of subsection (a) of this Section, a Change of Control shall be deemed to have taken place.

11.2 Effect of Change of Control.

(a) Upon a Change of Control, the Corporation shall establish, if one has not been established, a grantor trust, as described in Section 10.1(c), and shall contribute to such trust, within seven (7) days of the Change of Control, and within thirty (30) days of the end of each Plan Year thereafter, a lump-sum payment equal to the difference between the aggregate value of all Participants’ Accounts and the value of the assets of the trust on the date of the Change of Control or end of the Plan Year.

(b) Notwithstanding any other provision in any other Article of this Plan to the contrary, in the event a Participant ceases to serve as a Director of the Corporation or an entity in control of the Corporation within three (3) years following a Change of Control, other than on account of the Participant’s death, the value of such Participant’s Deferred Stock Unit Account as of the date he ceases to serve as a Director shall be paid in a lump-

sum payment in shares of the Corporation’s common stock (or an Acquiring Corporation’s stock, as provided in Section 11.2(c), below) with fractional shares paid in cash, and the value of such Participant’s Deferred Cash Account as of the date he ceases to serve as a Director shall be paid to Participant in a lump-sum cash payment no later than 30 days after the date the Participant ceases to serve as a Director.

(c) Upon a Change of Control, each Participant’s Deferred Stock Unit Account shall be adjusted as provided in Section 4.2(c). The amount of such adjustment shall be determined by the Board (which, for this purpose, shall be comprised solely of employee members of the Board prior to the Change of Control) so as to reflect fairly and equitably appropriate circumstances as the Board deems appropriate, including, without limitation, the recent price of shares of the Corporation’s common stock. For purposes of adjustments under this Section 11.2(c), the value of a Participant’s Deferred Stock Unit Account shall be adjusted to the greater of (1) the Closing Price on or nearest the date on which the Change of Control is deemed to occur, or (2) the highest per share price for shares of the Corporation’s common stock actually paid in connection with the Change of Control. In the event the consideration received in the Change of Control transaction by the holders of the Corporation’s common stock includes shares of stock of another corporation (an “Acquiring Corporation”), the adjustment under this Section 11.2(c) shall include converting each Deferred Stock Unit into units of stock of the Acquiring Corporation of the same class as the shares received by the holders of the Corporation’s common stock in the Change of Control transaction using the same exchange ratio as the exchange ratio used in the Change of Control transaction and such units shall be deemed to be equivalent in value to the fair market value of such shares of the Acquiring Corporation. Such units shall thereafter be deemed to be Deferred Stock Units within the meaning of this Plan and accounted for and adjusted accordingly. Any other adjustment made to a Deferred Stock Unit Account, including an adjustment relating to other consideration received in the Change of Control transaction by the holders of the Corporation’s common stock, shall be credited to the Participant’s Deferred Cash Account.

ARTICLE XII

Plan Administrator

12.1 Appointment of Administrator.

(a) The Human Resources and Compensation Committee may appoint one or more persons to serve as the Plan Administrator (the “Administrator”) for the purpose of administering the Plan. In the event more than one person is appointed, the persons shall form a committee for the purpose of functioning as the Administrator of the Plan. The person or committeemen serving as Administrator shall serve for indefinite terms at the pleasure of the Human Resources and Compensation Committee, and may, by thirty (30) days prior written notice to the Human Resources and Compensation Committee, terminate such appointment.

12.2 Duties and Responsibilities of Plan Administrator.

(a) The Administrator shall maintain and retain necessary records regarding its administration of the Plan.

(b) The Administrator is empowered to settle claims against the Plan and to make such equitable adjustments in a Participant’s or Beneficiary’s rights or entitlements under the Plan as it deems appropriate in the event an error or omission is discovered or claimed in the operation or administration of the Plan.

(c) The Administrator may construe the Plan, correct defects, supply omissions or reconcile inconsistencies to the extent necessary to effectuate the Plan, and such action shall be conclusive.

ARTICLE XIII

Amendment or Termination of Plan

13.1 Amendment or Termination of the Plan. The Plan may be terminated or amended at any time by the Board, or its authorized delegate, effective as of any date specified. Any such action taken by the Board, or its authorized delegate, shall be evidenced by a resolution and shall be communicated to Participants and Beneficiaries prior to the effective date thereof. No amendment or termination shall decrease a Participant’s Deferral Benefit accrued prior to the effective date of the amendment or termination. The Board, or its authorized delegate, reserves the right to unilaterally shorten the Deferral Period of any Participant hereunder in its sole discretion if, in its sole discretion, it determines that to do so will be fair and equitable to the Participant.

ARTICLE XIV

Miscellaneous

14.1 Non-assignability. The interests of each Participant under the Plan are not subject to claims of the Participant’s creditors; and neither the Participant nor his Beneficiary shall have any right to sell, assign, transfer or otherwise convey the right to receive any payments hereunder or any interest under the Plan, which payments and interest are expressly declared to be non-assignable and non-transferable.

14.2 Notices and Elections. All notices required to be given in writing and all elections required to be made in writing under any provision of the Plan shall be invalid unless made on such forms as may be provided or approved by the Administrator and, in the case of a notice or election by a Participant or Beneficiary, unless executed by the Participant or Beneficiary giving such notice or making such election. Notices and elections shall be deemed given or made when received by any member of the committee that serves as Administrator.

14.3 Delegation of Authority. Whenever the Corporation is permitted or required to perform any act, such act may be performed by its Chief Executive Officer or President or other person duly authorized by its Chief Executive Officer or President or its Board.

14.4 Service of Process. The Administrator shall be the agent for service of process on the Plan.

14.5 Governing Law. The Plan shall be construed, enforced and administered in accordance with the laws of the Commonwealth of Virginia.

14.6 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and the Participant and his heirs, executors, administrators and legal representatives.

14.7 Severability. If any provision of the Plan should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

14.8 Gender and Number. In the construction of the Plan, the masculine shall include the feminine or neuter and the singular shall include the plural and vice-versa in all cases where such meanings would be appropriate.

14.9 Titles and Captions. Titles and captions and headings herein have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

14.10 Term. No Deferral Contributions may be made under the Plan for any Plan Year ending after December 31, 2013. Except as provided in Section 13.1, the expiration or termination of this Plan with respect to Deferral Contributions shall not shorten the deferral period of any Participant.

Appendix C

AMENDED AND RESTATED

HILB ROGAL & HOBBS COMPANY

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1

PURPOSE

The Hilb Rogal & Hobbs Company Employee Stock Purchase Plan (the “Plan”) is created for the purpose of encouraging stock ownership by employees of Hilb Rogal & Hobbs Company (the “Company”) and its subsidiaries so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company.

ARTICLE 2

ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Company. The interpretation and construction of any provision of the Plan shall be made by the Company and shall be final and conclusive. The Company may adopt, from time to time, such rules and regulations as it deems appropriate for carrying out the Plan. No officer, director or employee of the Company who is charged with the administration of the Plan shall be liable for any action or determination made in good faith with respect to the Plan.

ARTICLE 3

ELIGIBLE EMPLOYEES

All full-time employees of the Company and its subsidiaries who are eighteen years of age or older will be eligible to participate in the Plan.

ARTICLE 4

SHARES TO BE PURCHASED

The stock subject to purchase by eligible employees under the Plan shall be shares of the common stock, without par value, of the Company (the “Shares”), which will be purchased on the open market in accordance with the Plan.

ARTICLE 5

PAYROLL DEDUCTIONS

Eligible employees, upon entering the Plan, shall authorize payroll deductions to be made for the purchase of Shares. For employee contributions made on or after May 4, 2004, the deduction may be for any amount, so long as it is not less than $20.00 per month, nor more than $2,000.00 per month, and is in even dollar amounts. For employee contributions made prior to May 4, 2004, the deduction may be for any amount, so long as it is not less than $20.00, nor more than $1,000.00 per month, and is in even dollar amounts. The employee may authorize increases or decreases in the amount of payroll deductions. In order to effect such a change in the amount of the payroll deductions, the Company must receive notice of such change 30 days prior to the commencement of the relevant pay period. The Company will accumulate and hold for the employee’s account the amounts deducted from the employee’s pay. No interest shall be paid on such amounts. All employees assume the risk of fluctuations in the market price of the Shares.

ARTICLE 6

EMPLOYER CONTRIBUTION

For employee contributions made on or after May 4, 2004, the Company will match a portion of the employee contribution by contributing to the Plan an amount equal to the lesser of (a) the percentage of employee contributions to be matched which shall be determined by the Human Resources & Compensation Committee and announced to participants prior to the beginning of each calendar year, but in no event shall the percentage match exceed 20% of an employee’s contributions for any month or (b) $200.00 in any month for any employee. For employee contributions made on or after March 1, 2003, the Company will match a portion of the employee contribution by contributing to the Plan an amount equal to 15% of the employee’s monthly payroll deduction up to a maximum contribution of $150 per employee per month. For employee contributions made prior to March 1, 2003, the Company will match a portion of the employee contribution by contributing to the Plan an amount equal to 10% of the employee’s monthly payroll deduction up to a maximum contribution of $100 per employee per month. The Company matching contribution is not intended to be an entitlement or part of the regular compensation of any eligible employee. In connection with any such matching contribution, the Company shall deduct from the participating employee’s regular compensation all applicable federal and state withholding and other taxes. The Company will pay (i) all brokerage commissions relating to the purchase of the Shares under the Plan and (ii) all administrative costs associated with the implementation and operation of the Plan. The Company may adjust the minimum contribution requirement from time-to-time as it deems appropriate.

ARTICLE 7

AUTHORIZATION FOR ENTERING THE PLAN

An eligible employee may enter the Plan by completing, signing and delivering to the Company an enrollment form provided by the Company. Such authorization will take effect as of the next practicable payroll period. Unless an employee authorizes changes to his/her payroll deductions in accordance with Article 5 or withdraws from the Plan, such deductions under the latest authorization on file with the Company shall continue from one payment period to the succeeding payment period as long as the Plan remains in effect.

ARTICLE 8

PURCHASE OF SHARES

All Shares purchased under the Plan shall be purchased on the open market by a securities broker designated from time to time by the Company. On a monthly basis, the Company shall remit the total amount of employee payroll deductions and Company matching contributions for such month to the designated broker for the purchase of Shares on behalf of participating employees. The Shares so purchased, including fractional Shares, shall be allocated to the individual accounts of employees based upon the purchase price of the Shares and the amounts contributed by or on behalf of the employee. In the event the purchase of the Shares takes place over a number of days and/or at different prices, then each employee’s allocation shall be made on the basis of the average price per share of the Shares. The number of Shares held in an employee’s account shall be adjusted in the event of a stock split, stock dividend, recapitalization or similar adjustment in the Company’s common stock.

ARTICLE 9

ISSUANCE OF SHARES

The Shares purchased under the Plan shall be registered in the name of the broker or its nominee. Participating employees shall receive monthly statements from the broker which will evidence all activity in the accounts that have been established on their behalf. In the event a participating employee wishes to hold certificates in the employee’s own name, the employee must instruct the broker to transfer the Shares in the employee’s account to the employee and bear the costs associated with the issuance of such certificates. Certificates for fractional Shares will not be issued. An employee shall have all of the rights of a shareholder of the Company with respect to the Shares held in the employee’s account.

ARTICLE 10

AUTOMATIC DIVIDEND REINVESTMENT

Any cash dividends paid by the Company with respect to Shares purchased under the Plan by participating employees and held by the broker shall be automatically reinvested in Shares of the Company on or before the date of the next monthly purchase of Shares under the Plan.

ARTICLE 11

SALE OF SHARES PURCHASED UNDER THE PLAN

Each employee may sell at any time all or any portion of the Shares acquired under the Plan and held in the employee’s account. Any sale of the Shares and distribution of the proceeds thereof to the employee shall be effected through the broker designated by the Company. The employee shall pay the broker’s commission and any other expenses incurred with regard to the sale of the Shares. All such sales of the Shares will be subject to compliance with any applicable federal or state securities, tax or other laws.

ARTICLE 12

WITHDRAWAL FROM THE PLAN

An employee may terminate participation in the Plan effective as of the first business day of any pay period by delivering a written notice of withdrawal to the Company at least 30 days prior to such date. In the event an employee terminates participation in the Plan, such employee may not recommence participation in the Plan for a period of 90 days from the date of such termination. Upon termination of employment by an employee who was a participant in the Plan, the employee must elect on the form provided by the Administrator to (i) receive a certificate for the whole Shares held in the employee’s account and a check for any fractional Shares or (ii) instruct the broker to sell the Shares held in the employee’s account and distribute the proceeds of the sale, less brokerage commissions, fees and expenses, to the employee. An employee failing to make an election within 30 days of termination of employment shall be deemed to have elected option (ii) above. Notwithstanding the above, for any employee owning less than 100 Shares in the Plan upon termination of employment, the Administrator shall instruct the broker to sell the Shares in the employee’s account and distribute the proceeds of the sale, less brokerage commissions, fees and expenses, to the employee.

ARTICLE 13

NO TRANSFER OR ASSIGNMENT

An employee’s right to purchase Shares under the Plan through employee payroll deductions and Company matching contributions are the employee’s alone and may not be exercised by, or transferred or assigned to, any other person.

ARTICLE 14

TERMINATION OF EMPLOYEE RIGHTS

An employee will be deemed to have withdrawn from the Plan, and all of the employee’s rights under the Plan (other than rights to acquire or dispose of the Shares held in the employee’s account in accordance with the final sentence of Article 12 hereof) will terminate, when the employee ceases to be employed by the Company or its subsidiaries due to disability, retirement, resignation, death (subject to Article 15 below), termination with or without cause or any other reason. In such event, all of the employee’s payroll deductions that have not been transferred to the broker for the purchase of Shares will be refunded to the employee. If an employee’s payroll deductions are interrupted by any legal process, the employee will be deemed to have withdrawn from the Plan as of the day the interruption occurs.

ARTICLE 15

BENEFICIARY DESIGNATION

An employee may designate a beneficiary to receive the Shares held in the employee’s account by completing a beneficiary designation form approved by the Company and delivering the completed designation form to the Human Resources Department of the Company. The person who is the employee’s named beneficiary at the time of his or her death shall be entitled to receive such Shares after the death of the employee. The employee may from time to time revoke or change his or her beneficiary without the consent of any prior beneficiary by filing a new designation with the Human Resources Department of the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the employee’s death, and in no event shall any designation be effective as of a date prior to such receipt. If the Company is in doubt as to the right of any person to receive the Shares held in the employee’s account, the Company may refuse to recognize such beneficiary designation, without liability for any lost profits, damages or dividends thereon, until the Company determines the person entitled to receive such Shares, which determination shall be final and conclusive.

ARTICLE 16

TERMINATION AND AMENDMENT TO THE PLAN

Subject to shareholder approval, as required by applicable law, the Plan may be amended, modified or terminated at any time by the Company’s Board of Directors. Upon any termination of the Plan, all payroll deductions not used to purchase Shares will be refunded. This Plan shall automatically terminate ten (10) years after the effective date of this Amended and Restated Plan, as defined in Article 19.

ARTICLE 17

UNFUNDED PLAN

The Plan, insofar as it provides for Company contributions, is not required to be funded, and the Company shall not be required to segregate any assets that may at any time be represented by such contributions under this Plan.

ARTICLE 18

MISCELLANEOUS

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or its subsidiaries, or in any way affect any right and power of the Company or its subsidiaries to terminate the employment of any employee at any time with or without assigning a reason therefor. The Plan shall be binding on all successors and permitted assigns of an employee, including, but not limited to, the estate of the employee and the executor, administrator or trustee of such estate, and the guardians or legal representative of the employee. The validity, construction and effect of the Plan and any actions taken or related to the Plan shall be determined in accordance with the laws of the Commonwealth of Virginia and applicable federal law.

ARTICLE 19

EFFECTIVE DATE

The Plan became effective as of April 1, 2000. The effective date of this Amended and Restated Plan is May 4, 2004.

Please fold and detach card at perforation before mailing.

HILB, ROGAL AND HAMILTON COMPANY

TO TRUSTEE, HRH RETIREMENT SAVINGS PLAN

This Voting Instruction is Solicited on Behalf of theBoard of Directors

Pursuant to Section 12.9 of the HRH Retirement Savings Plan of Hilb, Rogal and Hamilton Company, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Hilb, Rogal and Hamilton Company credited to the undersigned Participant’s Account as of March 15, 2004 at the Annual Meeting of Shareholders of Hilb, Rogal and Hamilton Company to be held at the Company’s offices located at 4951 Lake Brook Drive, Glen Allen, Virginia 23060 in the Atrium, on May 4, 2004, at 10:00 a.m. eastern time, and at any adjournments or postponements thereof, upon the matters designated on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS VOTING INSTRUCTION, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, OR IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE SHARES OF HILB, ROGAL AND HAMILTON COMPANY COMMON STOCK CREDITED TO YOUR ACCOUNT WILL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH THE TRUSTEE HAS RECEIVED PROPER VOTING INSTRUCTIONS.

(Continued on reverse side)

Hilb, Rogal and Hamilton Company

c/o Corporate Election Services

P. O. Box 1150

Pittsburgh, PA 15230

Please fold and detach card at perforation before mailing.

HILB, ROGAL AND HAMILTON COMPANY

This Voting Instruction when properly executed will be voted in the manner directed by the undersigned shareholder.

Item 1. ELECTION OF DIRECTORS

Nominees: (01) J. S. M. French (02) Robert B. Lockhart (03) Anthony F. Markel

(04) Robert S. Ukrop

FOR all nominees listed above WITHHOLD AUTHORITY

(except as marked to the contrary below) to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write each such nominee’s name in the following space:

Item 2. APPROVAL OF AN AMENDMENT TO ARTICLES OF INCORPORATION

FOR AGAINST ABSTAIN

Item 3. APPROVAL OF OUTSIDE DIRECTORS DEFERRAL PLAN

FOR AGAINST ABSTAIN

Item 4. APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

FOR AGAINST ABSTAIN

Item 5. APPROVAL OF PROPOSAL FOR ADJOURNMENT, IF NECESSARY

FOR AGAINST ABSTAIN

Date: _____________, 2004

Signature

Please sign exactly as name appears hereon.

PROXY

HILB, ROGAL AND HAMILTON COMPANY

(dba Hilb Rogal & Hobbs Company)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder shown on the reverse side hereby appoints Timothy J. Korman and Walter L. Smith, and each or either of them, proxy for said shareholder, with power of substitution, to vote all the shares of Common Stock of Hilb, Rogal and Hamilton Company (dba Hilb Rogal & Hobbs Company) held of record by said shareholder as of March 15, 2004 at the Annual Meeting of Shareholders of Hilb, Rogal and Hamilton Company (dba Hilb Rogal & Hobbs Company) to be held at the Company’s offices located at 4951 Lake Brook Drive, Glen Allen, Virginia 23060 in the Atrium, on May 4, 2004, at 10:00 a.m. eastern time, and at any adjournments or postponements thereof, upon the matters designated on the reverse side, as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2, 3, 4 AND 5.

(Continued on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Hilb, Rogal and Hamilton Company (dba Hilb Rogal & Hobbs Company) account online.

Access your Hilb, Rogal & Hobbs Company shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Hilb, Rogal & Hobbs Company, now makes it easy and convenient to get current information on your shareholder account.

• View account status

• View certificate history

• View book-entry information

• View payment history for dividends

• Make address changes

• Obtain a duplicate 1099 tax form

• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

The Board of Directors recommends a vote FOR all Nominees listed in Proposal 1 and a Vote FOR Proposals 2, 3, 4 and 5.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

ITEM 1. ELECTION OF DIRECTORS

Nominees:

(01) J. S. M. French (02) Robert B. Lockhart (03) Anthony F. Markel (04) Robert S. Ukrop

FOR all nominees listed (except as marked to the contrary)

WITHHOLD AUTHORITY to vote for all nominees listed

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write each such nominee’s name in the following space:

ITEM 2. APPROVAL OF AN

AMENDMENT TO ARTICLES OF INCORPORATION

FOR AGAINST ABSTAIN

ITEM 3. APPROVAL OF OUTSIDE DIRECTORS DEFERRAL

PLAN FOR AGAINST ABSTAIN

ITEM 4. APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

FOR AGAINST ABSTAIN

ITEM 5. APPROVAL OF PROPOSAL FOR ADJOURNMENT, IF

NECESSARY FOR AGAINST ABSTAIN

Consenting to receive all future annual meeting materials and shareholder communications electronically is simple and fast! Enroll today at www.melloninvestor.com/isd for secure online access to your proxy materials, statements, tax documents and other important shareholder correspondence.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature Signature Date

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign in corporation’s name by President or other authorized officer. If a partnership, please sign in partnership’s name by authorized person.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.eproxy.com/hrh

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

Telephone 1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the internet at www.hrh.com